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                                                                   Exhibit 10.11







                                 INPHONIC, INC.

                                   $3,000,000

                              INVESTMENT AGREEMENT

                               SEPTEMBER 11, 2001

                                Funds Provided by

                          SPRING CAPITAL PARTNERS, L.P.

                                       and

                       ARGOSY Investment Partners II, L.P.

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                              INVESTMENT AGREEMENT

     THIS INVESTMENT AGREEMENT (this "Agreement") is entered into as of this 11th day of September, 2001 by and among: (1) INPHONIC, INC., a Delaware corporation (the "Company"); (2) SPRING CAPITAL PARTNERS, L.P., a Maryland limited partnership ("Spring Capital"); and (3) ARGOSY INVESTMENT PARTNERS II, L.P., a Pennsylvania limited partnership ("Argosy").

                                    RECITALS

     The parties desire to set forth herein their understandings and agreements pertaining to this transaction.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Spring Capital and Argosy and each of their respective permitted successors and assigns with respect to the Debentures or any of the Equity Interest (as these terms are hereinafter defined) (each a "Holder" and collectively, the "Holders") and the Company hereby agree as set forth below.

                                   ARTICLE 1

                                   DEFINITIONS

     1.1 Definitions. In addition to the terms defined elsewhere herein, when used herein, the following capitalized terms shall have the meanings indicated:

     "Accounts" shall mean all of the Company's now owned and hereafter acquired "accounts," as that term is defined in the Applicable UCC.

     "Act of Bankruptcy" when used in reference to any Person, shall mean the occurrence of any of the following with respect to such Person: (a) such Person shall have made an assignment of all or substantially all of its assets for the benefit of his or its creditors; (b) such Person shall have admitted in writing his or its inability to pay his or its debts generally as they become due; (c) such Person shall have filed a voluntary petition in bankruptcy; (d) such Person shall have been adjudicated a bankrupt or insolvent; (e) such Person shall have filed any petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law pertinent to such circumstances; (f) such Person shall have filed or shall file any answer admitting or not contesting the material allegations of a bankruptcy, insolvency or similar petition filed against such Person; (g) such Person shall have sought or consented to, or acquiesced in, the appointment of any trustee, receiver, or liquidator of such Person of all or substantially all of the properties of such Person; (h) sixty (60) days shall have elapsed after the commencement of an action against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law without such action having been dismissed or without all orders or proceedings thereunder affecting the

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operations or the business of such Person having been stayed, or if a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (i) sixty (60) days shall have expired after the appointment, without the consent or acquiescence of such Person of any trustee, receiver or liquidator of such Person or of all or substantially all of the assets and properties of such Person without such appointment having been vacated.

     "Act of Dissolution" when used in reference to any Person (other than an individual) shall mean the occurrence of any action initiating, or any event that results in, the dissolution, liquidation, winding-up or termination of such Person.

     "Additional Warrants" shall mean those separate and detachable stock purchase warrants that may be issued to the Holders pursuant to Section 4.25(i) hereof.

     "Additional Warrant Share(s)" when used in the singular, shall mean any share of Common Stock acquired by a Holder pursuant to such Holder's exercise of its rights under the Additional Warrants and, when used in the plural, shall mean, collectively, all such shares.

     "Affiliate" when used in reference to any Person, shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to a Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through ownership of voting securities, by contract or otherwise.

     "Affiliated Group" shall have the meaning given to it in Section 3.10.

     "Annual Financials" shall have the meaning given to it in Section 3.11(a).

     "Applicable Law(s)" when used in the singular, shall mean any applicable federal, state, local or foreign law, ordinance, order, regulation, rule or requirement of any governmental or quasi-governmental agency, instrumentality, board, commission, bureau or other authority having jurisdiction, and, when used in the plural, shall mean all such applicable federal, state, local and foreign laws, ordinances, orders, regulations, rules and requirements.

     "Applicable UCC" shall mean the Uniform Commercial Code, as enacted in the State of Maryland, as amended through the date hereof. Terms used herein which are defined in the UCC and not otherwise defined herein shall have the respective meanings ascribed to such terms in the UCC. To the extent the definition of any category or type of collateral is modified by any amendment, modification or revision to the UCC, such modified definition will apply automatically as of the date of such amendment, modification or revision.

     "Asset Disposition" shall have the meaning given to it in Section 5.4.

     "Business Plan" shall have the meaning given to it in Section 3.15.

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     "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by United States Government or any agency or instrumentality thereof having maturities of not more than 90 days from the date of acquisition; (ii) time deposits, certificates of deposit and banker's acceptances of any domestic commercial bank having capital and surplus in excess of $200,000,000 having maturities of not more than 90 days from the date of acquisition; (iii) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clause (i) and entered into with any bank meeting the qualifications specified in clause (ii) above;
(iv) commercial paper having, at the time of acquisition thereof, the highest credit rating obtainable from Standard & Poor's Rating Services or Moody's Investors Service, Inc. and maturing within 90 days after the date of acquisition; and (v) money market funds which invest at least 90% of their assets in the types of securities and instruments described in clauses (i),
(ii), (iii) and (iv) above.

     "Chattel Paper" shall mean, collectively, all of the Company's now owned and hereafter acquired "chattel paper," (including "tangible chattel paper" and "electronic chattel paper") as those terms are defined in the Applicable UCC.

     "Charter" shall mean the Company's most recent Amended and Restated Certificate of Incorporation, as amended from time to time, on file with the Secretary of the State of Delaware (or similar organizational document in the case of the Company's re-incorporation into another state).

     "Closing" shall have the meaning given to it in Section 2.1.

     "Collateral" shall mean, collectively, all of the now-owned and hereafter acquired tangible and intangible property of the Company, including, without limitation, all of the following: (a) all Accounts; (b) all Chattel Paper; (c) all Equipment; (d) all Goods; (e) all Instruments; (f) all Inventory; (g) all General Intangibles; (h) all Proceeds; (i) all Real Property; (j) all books, records, computer software and logs relating to and necessary or appropriate to the conduct of the Company's business and operation of any Future Business, and including those relating to any of the foregoing; (k) all monies, Deposit Accounts and rights to money of any kind; (l) commercial tort claims, if any, described on Exhibit 1.1 hereto; (m) all Intellectual Property; (n) all additions or accessions to any of the foregoing; (o) all substitutions for any of the foregoing; and (p) all replacements, products and proceeds of the foregoing.

     "Common Stock" shall mean any or all (as the context may require) of the shares of the authorized common stock, $0.01 par value per share, of the Company.

     "Company" shall mean InPhonic, Inc., a Delaware corporation.

     "Company's Business" shall mean the provision of wireless enterprise solutions and Virtual Private Wireless Networks for major corporations, affinity groups and e-businesses.

     "Company Constituent Documents" shall have the meaning given to it in
Section 3.1.

     "Contracts" shall have the meaning given to it in Section 3.14.

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     "Co-Sale Agreement" shall mean the Amended and Restated Right of First
Refusal and Co-Sale Agreement dated as of August 7, 2001, as may be amended from time to time, between and among the Company and certain stockholders of the Company listed on the signature pages thereto.

     "Debentures" shall have the meaning given to it in Section 2.1.

     "Deposit Accounts" shall have the meaning given to it in the Applicable
UCC.

     "EBITDA" shall mean for any period, (a) earnings before interest expense, taxes, depreciation and amortization, plus (b) the amount of any extraordinary expenses incurred during any such period, minus (c) the amount of any extraordinary gains, all calculated in accordance with GAAP. The EBITDA calculation shall be based upon income statements certified by the Company's independent certified public accountant for its last completed fiscal year.

     "Environmental Law" shall have the meaning given to it in Section 3.24(b).

     "Equipment" shall mean all of the Company's now owned and hereafter acquired equipment and fixtures, and all replacements and substitutions therefor and thereof, and all accessions thereto, including, without limitation, every item of equipment that is or may be necessary or convenient in relation to the operation of the Company's business or any Future Business, including: all materials and equipment and all parts, substitutions, improvements, accessories, attachments and additions thereto and therefor.

     "Equity Interest" shall mean, collectively, the Warrants and all of the Warrant Shares, the Additional Warrants and all of the Additional Warrant Shares, if applicable, and the Redemption Warrants and all of the Redemption Warrant Shares, if applicable.

     "Event of Default" shall have the meaning given to it in Article 7.

     "Exempt Transfers" shall have the meaning given to it in Section 3 in the Co-Sale Agreement.

     "First Anniversary Revenue Period" shall mean the twelve-month period ended on August 7, 2002.

     "Fully Diluted Capital Stock" shall mean all issued and outstanding securities convertible into, exchangeable or exercisable for the capital stock of the Company (including, without limitation, the Warrant Shares issued pursuant to the Warrants, the total authorized option pool and any other options, warrants, and rights to purchase Common Stock), calculated upon the final closing of the Company's Series D Convertible Preferred Stock financing.

     "Future Business(es)" when used in the singular, shall mean each business in which the Company acquires any interest from and after the date of this Agreement and, when used in the plural, shall mean all such businesses in which the Company acquires any such interest; provided, however, that nothing contained herein shall authorize the Company to acquire any interest in any Future Business except as specifically permitted by the applicable terms of this Agreement.

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     "GAAP" shall mean United States generally accepted accounting principles, consistently applied, for the period or periods in question.

     "General Intangibles" shall mean, collectively, all of the Company's now owned and hereafter acquired "general intangibles" (including "payment tangibles" and "software"), as those terms are defined in the Applicable UCC.

     "Goods" shall mean, collectively, all of the Company's now owned and hereafter acquired "goods" (including "fixtures") as those terms are defined in the Applicable UCC.

     "Governmental Authority(ies)" when used in the singular, shall mean any federal, state, local or foreign governmental or quasi-governmental instrumentality, agency, board, commission or department or any regulatory agency, bureau, commission or authority and, when used in the plural, shall mean all such entities.

     "Hazardous Material" shall have the meaning given to it in Section 3.24(b).

     "Indebtedness" shall mean all indebtedness of the Company for borrowed money.

     "Indemnified Parties" shall have the meaning given to it in Section 6.3.

     "Instruments" shall mean, collectively, all of the Company's now owned or hereafter acquired "instruments" (including "promissory notes"), as those terms are defined in the Applicable UCC.

     "Intellectual Property" shall mean, collectively, all of the Company's now owned and hereafter acquired intellectual property, including, without limitation the following: (a) all (i) patents (including all rights corresponding thereto throughout the world, and all improvements thereon and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein), (ii) licenses pertaining to any patent, whether the Company is licensor or licensee, and (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including without limitation, damages and payments for past, present or future infringements thereof; (b) all trademarks (including service marks, trade names and trade secrets, and all goodwill associated therewith); (c) all copyrights (including all renewals, extensions and continuations thereof); (d) all applications for patents, trademarks or copyrights and all applications otherwise relating in any way to the subject matter of such patents, copyrights and trademarks filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction; (e) all patents, copyrights, trademarks or applications therefor arising after the date of this Agreement and all rights to renew or extend such patents, copyrights, trademarks and/or applications; (f) all reissues, continuations, continuations-in-part and divisions of the property described in the preceding clauses (a), (b), (c), (d) and (e), including, without limitation, any claims by the Company against third parties for infringement thereof; (g) any and all cash proceeds and/or non-cash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any rights to payment; and (h) all rights to sue in the Holders' own names or in the Company's name for past, present and future infringements or violations of any such patents, trademarks and copyrights.

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     "Interim Financials" shall have the meaning given to it in Section 3.11(b).

     "Inventory" shall mean, collectively, all of the Company's now owned and hereafter acquired "inventory" as that term is defined in the Applicable UCC, and all products, replacements and substitutions therefor and thereof, and all accessions thereto.

     "Investment" shall have the meaning given to it in Section 2.1.

     "Investment Documents" shall mean, collectively, this Agreement, the Debentures, the Co-Sale Agreement, the Investor Rights Agreement, the Security Documents, the Warrants, the Additional Warrants (if applicable), the Redemption Warrants (if applicable), and all other instruments and documents executed and delivered in connection with the Investment.

     "Investment Party(ies)" when used in the singular, shall mean the Company or any other party (other than any of the Holders) to any of the Investment Documents and, when used in the plural, shall mean the Company and all other parties to any of the Investment Documents (other than any of the Holders).

     "Investor Rights Agreement" shall mean the Amended and Restated Investor Rights Agreement dated as of August 7, 2001, as may be amended from time to time, between and among the Company and the stockholders of the Company listed on the signature pages thereto.

     "Knowledge" shall mean, with respect to the Company, (a) the actual knowledge of any of the Company's officers, including without limitation, the Company's chief executive officer, president, chief operating officer, chief financial officer or general counsel, and (b) that which any of the Company's officers reasonably should have known.

     "Landlord Waiver(s)" shall have the meaning given to it in Section 2.2(c).

     "Lead Investor" shall have the meaning given to it in Section 12.14(a).

     "Leases" shall have the meaning given to it in Section 3.13.

     "Licenses" shall mean, collectively, all rights, licenses, permits and authorizations now or hereafter issued by any Governmental Authority in connection with the operation or conduct of the Company's business or any Future Business.

     "Litigation Schedule" shall have the meaning given to it in Section 3.5.

     "Mandatory Prepayment Event" shall mean any of the following events: (a) a public offering of the Common Stock; (b) a Transfer of the Company's Business; or (c) the issuance by the Company of equity securities constituting forty percent (40%) or more of all equity of the Company after such issuance on a fully-diluted basis (calculated as if all options included in the Company's stock option pool (regardless of exercise price) and all other options, warrants and convertible securities to purchase Common Stock had then been exercised).

     "Material Adverse Change" shall mean any material adverse change or any development involving a prospective material adverse change in or affecting the general affairs, business,

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financial position, stockholders' equity or results of operations of the
Company, taken as a whole.

     "Net Equity Value" shall mean the aggregate consideration to be received by the Company in a transaction constituting a Transfer of the Company's Business, less: (a) all liabilities of the Company (including, without limitation, all outstanding principal and accrued interest owed pursuant to the Company's Senior Debt and the Obligations hereunder), and (b) the Liquidation Preference (as defined in the Charter) owed to the holders of all series of the Company's preferred stock outstanding upon the consummation of such Transfer of the Company's Business.

     "Net Realized Revenues" for a Revenue Period shall have the definition given to it in the Series D Purchase Agreement.

     "1940 Act" shall have the meaning given to it in Section 3.33.

     "Obligations" shall mean, collectively, all of the Company's indebtedness, liabilities and obligations arising under this Agreement, each of the Security Documents and the Debentures and any renewals, modifications and extensions thereof, including, but not limited to, the principal, interest, late charges and other sums now and hereafter due and owing under the Debentures and the Security Documents, and any other obligations of the Company to any of the Holders, including such other or additional financing that any of the Holders may extend to the Company at any time in the Holders' sole discretion.

     "Permitted Encumbrances" shall mean any lien, mortgage, security interest or other encumbrance that results from any of the following: (a) the liens, mortgages, security interests and other encumbrances created or arising pursuant to this Agreement and the other Investment Documents; (b) liens for taxes and assessments not delinquent or actively being contested in good faith by the Company and for which the Company has adequate reserves; (c) deposits or pledges for goods or services made in the ordinary course of the Company's business including, without limitation, security deposits; (d) title of a bona fide lessor of tangible personal property to the Company or the security interest of a bona fide seller of tangible personal property to the Company (where the sale or lease is not made in contravention of the terms of the Investment Documents);
(e) liens, mortgages or security interests securing purchase money obligations (where the purchase money obligation is not undertaken in contravention of the terms of the Investment Documents); (f) liens, mortgages, security interests or other encumbrances securing the Senior Debt; and (g) liens, mortgages or security interests securing the Company's property as expressly set forth as to the amount, identity of the lender and the security interest or other collateral therefor, all as listed on Exhibit 5.10 hereto.

     "Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, unincorporated association, trust or other legal entity.

     "Prepayment Premium" shall have the meaning given to it in Section 2.3.

     "Proceeds" shall have the meaning given to it in the Applicable UCC, and shall include all cash and noncash proceeds (including insurance proceeds) resulting from any complete or

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partial Transfer of the Collateral or any portion thereof or otherwise relating to or generated by any of the Collateral.

     "Qualified IPO" shall mean the closing of a firm commitment underwritten public offering pursuant to a registration statement filed under the Securities Act, covering the offer and sale of Common Stock for the account of the Company in which (i) the public offering price per share is at least $4.125716915 (subject to adjustment for stock splits, reverse stock splits, dividends and the like), and (ii) the aggregate net proceeds (after deduction of underwriter's discounts and commissions) to the Company are at least $20,000,000.

     "Real Property" shall mean, collectively, all real property owned by the Company or in which the Company has a leasehold interest and all real property hereafter acquired by the Company in fee or by means of a leasehold interest, including all real property on which any of the Company's business or any Future Business is now or hereafter conducted, together with all goods located on any such real property that are or may become "fixtures" under the law of the jurisdiction in which such real property is located.

     "Redemption Warrant(s)" shall have the meaning given to it in Section 10.2(b).

     "Redemption Warrant Share(s)" when used in the singular, shall mean any share of Common Stock acquired by a Holder pursuant to such Holder's exercise of its rights under its respective Redemption Warrant and, when used in the plural, shall mean, collectively, all such shares.

     "Returns" shall have the meaning given to it in Section 3.10.

     "SBA" shall have the meaning given to it in Section 3.33.

     "SBA Act" shall have the meaning given to it in Section 3.33.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Security Documents" shall have the meaning given to it in Section 2.2.

     "Senior Credit Facility" shall mean that certain Loan and Security Agreement to be executed by and between the Company and Imperial Bank.

     "Senior Debt" shall mean all of the following, up to a maximum (in the aggregate) of Five Million Dollars ($5,000,000): (a) the aggregate principal indebtedness advanced from time to time under the Senior Credit Facility; (b) all interest accrued and accruing on the aggregate principal outstanding under the Senior Credit Facility from time to time; (c) all other reasonable fees or monetary obligations owed under the Senior Credit Facility and any related interest rate swap or hedge agreements; (d) all reasonable costs incurred by the lender under the Senior Credit Facility in commencing or pursuing any enforcement action(s) with respect to the amounts described in clauses (a) through (c), including attorney's fees and disbursements; and (e) any advances made by the lender under the Senior Credit Facility to protect any collateral securing

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the Senior Debt. "Senior Debt" shall include all amendments, modifications and refinancings with the same or another lender of the foregoing, provided such amendments, modifications or refinancings do not (i) increase the applicable pre-default and post-default interest rates payable thereon by more than 5%,
(ii) reduce the average term to maturity thereof by more than 25% from its original average term, (iii) increase the aggregate principal amount outstanding thereunder over the amount permitted by paragraph (a) of this definition, or
(iv) add to or amend the financial covenants thereunder to render such covenants materially more restrictive.

     "Series D Purchase Agreement" shall mean that certain Series D Convertible Preferred Stock Purchase Agreement entered into as of August 7, 2001, by and among the Company, Sterling Communications, Inc., and the Purchasers of the Company's Series D Convertible Preferred Stock named on the signature pages thereto, as may be amended from time to time.

     "Third Party Claim" shall have the meaning given to it in Section 6.5.

     "Transfer" shall mean the sale, assignment, lease, transfer, mortgaging, encumbering or other disposition, whether voluntary or involuntary, and whether or not consideration is received therefor, except for Permitted Encumbrances.

     "Transfer of the Company's Business" shall mean one or more transactions undertaken by the Company resulting in either: (a) the Transfer of twenty-five percent (25%) or more of the assets of the Company to any other Person; (b) a merger or consolidation of the Company with another Person where the Company is not the surviving or successor entity, other than a merger or consolidation of any Wholly-Owned Subsidiary with or into the Company; (c) a reverse merger in which the Company is the surviving corporation but the Common Stock outstanding immediately preceding the merger is converted by virtue of the merger into other property; or (d) the issuance or Transfer of the Company's capital stock which results in one or more Persons (other than the stockholders of the Company that are existing as of the date hereof) either owning in excess of a majority of the then outstanding capital stock of the Company or being able to elect a majority of the board of directors of the Company.

     "Warrant Redemption Price" shall mean the greater of (a) the fair market value per share of the Common Stock (underlying the Warrants and/or Additional Warrants, as the case may be) to be redeemed, based upon an independent valuation conducted by a nationally recognized investment banking firm mutually agreed upon by the Holder and the Company, the cost of which will be borne by the Company; provided that the Company, the Holder and the investment banking firm shall make all fair market value determinations by (i) taking into consideration the level of executive salaries, and if excessive relative to industry standards, appropriate adjustments shall be made to the fair market value to account for such excessive salaries, but (ii) not taking into consideration any adjustments for discounts including, but not limited to, adjustments made with respect to any minority interest, lack of control, or lack of marketability; (b) an amount equal to (i) the Company's EBITDA multiplied by seven, plus (ii) cash, plus (iii) Cash Equivalents, minus (iv) funded indebtedness, divided by (v) the number of shares of Fully Diluted Capital Stock as of the date of the calculation; or (c) an amount equal to (i) the average of the previous three years of the Company's EBITDA multiplied by seven, plus (ii) cash, plus (iii) Cash Equivalents, minus (iv) funded indebtedness, divided by
(v) the number of shares of Fully Diluted Capital Stock as of the date of the calculation.

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     "Warrants" shall mean those separate and detachable stock purchase warrants issued to the Holders pursuant to Section 2.4(a) hereof.

     "Warrant Share(s)" when used in the singular, shall mean any share of Common Stock acquired by a Holder pursuant to such Holder's exercise of its rights under either of the Warrants and, when used in the plural, shall mean, collectively, all such shares.

     "Wholly-Owned Subsidiary(ies)" shall mean any and all subsidiaries of the Company now existing or hereafter created in which the Company holds all legal and beneficial interests that executes a joinder to this Agreement and any other Investment Documents, as appropriate, evidencing its or their agreement to be bound by the terms hereunder and thereunder.

     "Year-End Revenue Period" shall mean the twelve months ended December 31, 2001.

                                   ARTICLE 2

                               TERMS OF INVESTMENT

     2.1 Investment. At the closing under this Agreement (the "Closing"), the Company shall borrow from the Holders, and the Holders shall invest in the Company, the aggregate principal sum of Three Million Dollars ($3,000,000) (the "Investment"), such indebtedness to be evidenced by, and to be repaid according to the terms of those certain debentures (the "Debentures"), substantially in the forms attached hereto as Exhibit 2.1(a) and Exhibit 2.1(b).

     2.2 Collateral. Repayment of the Debentures and other Obligations shall be secured ratably by liens on, and security interests in, all of the Collateral. To evidence and create the above-described liens and security interests, the Company shall execute and deliver, or cause to be executed and delivered, to the Holders at Closing (or within such other period described below) all of the following documents and such additional documents as the Holders or their counsel may reasonably deem to be necessary or appropriate (collectively, the "Security Documents"):

          (a) Security Agreement. A security agreement in the form attached hereto as Exhibit 2.2(a), covering all of the Collateral;

          (b) UCC's. UCC-1 Financing Statements in form and substance acceptable to the Holders to be filed in each of the offices in each of the jurisdictions described in the Security Agreement, as attached hereto as Exhibit 2.2(b);

          (c) Landlord Waivers. Within sixty (60) days after the Closing, those certain landlord waivers for the respective properties located at: (i) 1010 Wisconsin Ave., NW, Suite 210, Washington, DC, and (ii) 9301 Peppercorn Place, Largo, Prince George's County, Maryland, and any renewals or extensions thereof or substitutions or replacements therefor, pursuant to one or more separate instruments substantially in the form attached hereto as Exhibit 2.2(c), with the consent of the lessor thereto as set forth therein (the "Landlord Waiver(s)");

          (d) Key Man Life Insurance. Within thirty (30) days after the Closing, a collateral assignment of term life insurance policies insuring the respective lives of David

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Steinberg and Anthony Russo, each in the aggregate original amount of Two
Million Dollars ($2,000,000), with the consent of the insurance company and the beneficiaries, as necessary, which assignment shall be substantially in the form attached hereto as Exhibit 2.2(d). The proceeds of such term life insurance policies shall first be used to search for, hire and compensate a replacement mutually agreeable to the Holders and the Company, and then shall be payable to Holders, first to satisfy accrued and unpaid interest due and owing under the Debentures, and then to satisfy outstanding principal due and owing under the Debentures.

          (e) Intellectual Property. A collateral assignment of all of the Company's Intellectual Property, pursuant to a separate instrument substantially in the form attached hereto as Exhibit 2.2(e).

     The liens and security interests in the Collateral created by the Security Documents shall be continuing in nature, and, to the extent permitted by Applicable Law, shall attach when: (i) the Company has executed and delivered the Security Documents; (ii) the Company has acquired rights in the Collateral; and (iii) any of the Holders has made a complete or partial disbursement of proceeds under the Debentures to the Company, the Company's designated payee, or an escrow agent. Upon payment in full of all amounts owed pursuant to the Debentures, the Holders shall execute and deliver to the Company any documents prepared and provided at the Company's expense and reasonably requested by the Company in order to terminate the Holders' liens and security interests in the Collateral.

     2.3 Prepayment. Payment of any installment of principal or interest under the Debentures may be made prior to the due date thereof, as provided in the Debentures.

     2.4 Warrants. At the Closing, the Company shall issue and sell to each of Spring Capital and Argosy a Warrant, such Warrants to be substantially in the forms attached hereto as Exhibit 2.4(a)(i) and Exhibit 2.4(a)(ii), respectively. Spring Capital's Warrant shall entitle Spring Capital to purchase, in the aggregate, the number of shares of Common Stock which represents between 0.9375% and 3% of the Fully Diluted Capital Stock of the Company, pursuant to the terms of such Warrant. Argosy's Warrant shall entitle Argosy to purchase, in the aggregate, the number of shares of Common Stock which represents between 0.3125% and one percent (1%) of the Fully Diluted Capital Stock of the Company, pursuant to the terms of such Warrant. The exercise price for each of the Warrants shall be equal to One Cent ($0.01) per Warrant Share. Each of the Warrants shall expire on the earlier to occur of (a) that date which is ten (10) years from the date of the Closing, or (b) upon a Qualified IPO.

     2.5 Attorney-in-Fact. The Company hereby appoints Spring Capital as its attorney-in-fact, in the name of the Company and on its behalf, for the sole purpose of signing financing statements, continuation statements or other recordable documents reasonably necessary to provide notice of the security interest granted herein in the applicable public records. This power is coupled with an interest and is irrevocable so long as any monetary Obligations remain outstanding. This appointment may be discharged by any officer or attorney of such attorney-in-fact.

     2.6 Closing. The Closing shall occur on or before the close of business on September 14, 2001, unless extended in writing by each of Spring Capital and Argosy, in their sole discretion.

     2.7 Conditions Precedent to the Obligations of Spring Capital and Argosy. The obligation of Spring Capital and Argosy to make the Investment is subject to the satisfaction of the following conditions precedent at or prior to the Closing (unless waived in writing by Spring Capital and Argosy prior to Closing):

          (a) Closing Bring Down. Each of the representations and warranties contained in this Agreement must be true and accurate in all material respects as of the date of Closing, and the Company and all other Investment Parties (if any) must have performed all of their respective obligations hereunder, including execution and delivery of all of the documents, instruments, opinions and certificates required by this Agreement in such forms as are satisfactory to Spring Capital and Argosy and their counsel;

          (b) Due Diligence. Spring Capital and Argosy shall have completed business, legal, accounting and management due diligence that reflects favorably on the Company, its management and the market for the Company's business generally. In this regard, the Company covenants and agrees to furnish to each of Spring Capital and Argosy such information as Spring Capital and Argosy may reasonably request in order to enable them to complete the required due diligence;

          (c) Deliveries. Spring Capital and Argosy shall have received each of the following items:

              (i)   the Debentures, duly executed by the Company;

              (ii) each of the Security Documents, duly executed by the Company;

              (iii) the Amendment to the Investor Rights Agreement, duly executed by the Company and the necessary signatories thereto, substantially in the form attached hereto as Exhibit 2.7(c)(iii);

              (iv) the Amendment to the Co-Sale Agreement, duly executed by the Company and the necessary signatories thereto, substantially in the form attached hereto as Exhibit 2.7(c)(iv);

              (v) an opinion of counsel, duly executed by counsel to the Company, substantially in the form attached hereto as Exhibit 2.7(c)(v); and

              (vi) payment of all fees, expenses and other obligations of the Company which are then due pursuant to Article 6 hereof;

          (d) Series D Preferred Stock Financing Proceeds. The Company shall have received gross proceeds of at least Eight Million Dollars ($8,000,000) from the issuance and sale of its Series D Convertible Preferred Stock;

          (e) Pro Forma Financial Statements. Spring Capital and Argosy shall have received from the Company a pro forma balance sheet dated as of a date reasonably near the Closing, showing hypothetically the financial condition of the Company after Closing, prepared in accordance with GAAP (or prepared in a manner reasonably acceptable to Spring Capital and Argosy);

          (f) Investment Approval. Spring Capital and Argosy shall have received formal, internal approval of the Investment;

          (g) Material Adverse Change. Prior to funding, there shall have occurred no Material Adverse Change in the business or condition of the Company or event which could adversely affect the ability of either the Company or Spring Capital or Argosy to perform their respective obligations under the Security Documents or this Agreement;

          (h) Senior Debt. The Investment and the rights of each of Spring Capital and Argosy under the Debentures, this Agreement and the Security Documents shall be subordinate, as to lien priority and right of payment with respect to Collateral common to both, only to the Senior Debt, such subordination to be evidenced by a Subordination and Intercreditor Agreement between Spring Capital, Argosy and Imperial Bank, the form of which shall be reasonably acceptable to such parties;

          (i) SBA Documents. Completion and execution by the Company of all SBA forms provided to the Company by Spring Capital and Argosy; and

          (j) Other Documents. The provision and/or execution of such other documents relating to the transactions contemplated by this Agreement as either Spring Capital and Argosy or their special counsel may reasonably request.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     To induce the Holders to enter into this transaction, the Company represents and warrants to the Holders as of the date hereof (which representations and warranties shall survive the execution and delivery of this Agreement and the funding of the Investment) as set forth below.

     3.1 Organization; Good-Standing. The Company is a corporation duly formed, validly organized and in good standing in the jurisdiction of its formation. Attached hereto as Exhibit 3.1 are true, correct and complete copies of the Company's Charter, by-laws, all other constituent documents of the Company, and all amendments and supplements to any of the foregoing (collectively, the "Company Constituent Documents"). All of the Company Constituent Documents are in full force and effect as of the date hereof.

     3.2 Qualification. The Company is duly qualified to conduct business as it is currently being conducted and, except where failure to be qualified would not reasonably be expected to cause a Material Adverse Change, is in good standing as a foreign corporation in all jurisdictions in which the nature of its business or location of its owned and leased property and assets requires such qualification, evidence of which is attached hereto as Exhibit 3.2.

     3.3 Power and Authority. The Company has full power and authority to enter into this Agreement and each of the other Investment Documents, to incur the Obligations as contemplated hereby, and to carry out the provisions of this Agreement and each of the other Investment Documents, and the Company has the full power and authority to issue the Warrants and the Warrant Shares. The Company has taken all action necessary for the execution and delivery of this Agreement and each of the other Investment Documents and for the performance by the Company of each of its obligations hereunder and thereunder, as evidenced by corporate resolution(s) or other authorization attached hereto as Exhibit 3.3.

     3.4 Enforceability. Upon execution and delivery by each of the parties thereto, this Agreement and each of the other Investment Documents shall be the legal, valid and binding obligations of the Company and shall be enforceable against the Company in accordance with their respective terms.

     3.5 Litigation. The Company is not a party to nor has been, to the Company's Knowledge, threatened by, any suits, actions, claims, investigations by Governmental Authorities or legal, administrative, arbitration or mediation proceedings, except as set forth in the schedule of litigation attached hereto as Exhibit 3.5 (the "Litigation Schedule"). The Company has no Knowledge of any basis or grounds for any such suit, action, claim, investigation or proceeding.

     3.6 Orders; Decrees; Judgments. There are no outstanding orders, judgments, writs, injunctions or decrees of any court, Government Authority or arbitration or mediation panel or tribunal against or affecting the Company, any of the Collateral or any of the other properties, assets or business of the Company.

     3.7 Non-Contravention. Except for matters set out in the Litigation Schedule, (a) the Company is not in breach of, default under, or in violation of any Applicable Law, decree or order that may cause a Material Adverse Change; or
(b) the Company is not in breach of, default under, or in violation of any deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, indenture, contract or other agreement, instrument or obligation to which it is a party or by which it is bound or to which any of its respective assets (including, but not limited to, the Collateral) is subject that may cause a Material Adverse Change. Neither the execution and delivery of this Agreement and the Investment Documents nor the performance by the Company of its respective obligations hereunder and thereunder will cause any such breach, default or violation or will require the consent or approval of any court or Governmental Authority, except as expressly contemplated by the terms of this Agreement.

     3.8 Company's Business. The Company is engaged in the Company's Business and no other business or businesses.

     3.9 Title. Other than the Permitted Encumbrances, the Company has good, complete, indefeasible and marketable title to, and ownership of, all of the Collateral and to all other real or personal property it purports to own (if any), free and clear of all liens, defects, claims, security interests and encumbrances.

     3.10 Taxes.

          (a) Generally. The Company and all members of its affiliated group, as that term is defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (in this section, the "Affiliated Group") have filed all tax returns (federal, state, local and foreign) that are required to be filed and has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due which have or may become due pursuant to said returns or pursuant to any assessment received by the Affiliated Group (collectively, the "Returns"), or filed valid extensions for the filing of such Returns.

          (b) No Open Returns. No federal, state, local, foreign or other Returns of any member of the Affiliated Group, for tax years that remain open under any applicable statute of limitations, have been examined by the Internal Revenue Service or other tax authorities and no deficiencies have been asserted or assessments made as a result of examinations (including all penalties and interest); there are no waivers, agreements or other arrangements providing for any extension of time with respect to the assessment or collection of any unpaid tax, interest or penalties relating to any member of the Affiliated Group; no issues have been raised by (or are currently pending before) the Internal Revenue Service or any other taxing authority in connection with any of the Returns which could reasonably be expected to have a material adverse effect on the financial condition of the Company, if decided adversely to the Company, nor are there any such issues which have not been so raised but if so raised by the Internal Revenue Service or any other taxing authority in connection with any of the Returns could, in the aggregate, reasonably be expected to have such a material adverse effect.

          (c) Excess Parachute Payments. The Company has not made, has not become obligated to make, nor will, as a result of the transactions contemplated by this Agreement, make or become obligated to make, any "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

          (d) Deferred Intercompany Transactions. The Affiliated Group has not engaged in any "deferred intercompany transactions" within the meaning of
Section 1.1502-13 of the regulations promulgated under the Internal Revenue Code of 1986, as amended.

          (e) True Copies of Returns. The Company has delivered to Spring Capital true, correct and complete copies of all Returns, reports or extensions of the filing of Returns of the Affiliated Group for each of the most recent three (3) full taxable years as of the Closing, copies of which are attached hereto as Exhibit 3.10; and all information set forth on such Returns is true, complete and accurate.

     3.11 Financial Condition.

          (a) Annual Financials. The Company has provided to Spring Capital its unaudited financial statements summarizing the financial condition and results of operation of the Company's Business for the as of and for the year ended December 31, 2000 (the "Annual Financials"). The Annual Financials, together with the notes thereto, were prepared in accordance with GAAP, except as disclosed therein, are complete and correct in all material respects, and fairly present the financial condition of the Company as of December 31, 2000 and the operating results of the Company during the period indicated therein.

          (b) Interim Financials. The Company has provided to Spring Capital its unaudited financial statements summarizing the financial results of operation of the Company at July 31, 2001 and for the seven (7)-month period then ended (the "Interim Financials"). The Interim Financials are complete and correct in all material respects, and fairly present the financial condition of the Company as of July 31, 2001 and the operating results of the Company during the period indicated therein, subject to normal recurring year-end audit adjustments and the absence of all footnotes required under GAAP.

     3.12 Solvency. As of the date hereof, giving effect to the transactions contemplated by this Agreement, the present fair saleable value of the Company's assets is greater than the amount required to pay the Company's total indebtedness (contingent or otherwise), and is greater than the amount that will be required to pay such indebtedness as it matures and as it becomes absolute and matured. The transactions contemplated hereby were effectuated without actual intent to hinder, delay or defraud present or future creditors of the Company; it is the Company's express intention that it will maintain a solvent financial condition, giving effect to the Obligations incurred hereunder, as long as any of the Obligations remain outstanding or the Company is obligated to the Holders in any other manner whatsoever. Giving effect to the transactions contemplated by this Agreement, the Company has sufficient capital to carry on its business and transactions as now conducted and as planned to be conducted in the future.

     3.13 Material Leases. Attached hereto as Exhibit 3.13 is an accurate and complete list of all leases of Real Property and all other material leases to which the Company is a party or by which the Company or any of the Company's assets is bound, together with all amendments or supplements thereto (collectively, the "Leases"). True and complete copies of each of the Leases have been provided to Spring Capital prior to the date hereof. Each of the Leases is valid, binding and enforceable in accordance with its terms and remains in full force and effect. The Company is not in default or alleged to be in default with respect to any of its obligations under any of the Leases (nor would be in default or alleged to be in default with the giving of notice, passage of time, or both), and, to the Company's Knowledge, no party other than the Company is in default with respect to such party's obligations under any of the Leases (or would be in default or alleged to be in default with the giving of notice, passage of time, or both), which in any event could reasonably be expected to cause a Material Adverse Change. The Company's possession of any property leased by it has not been disturbed, nor has any claim been asserted against the Company that is or could be adverse to the Company's interests under any of the Leases. None of the Leases is subject to any rights of set-off, recoupment or similar deduction or offset and, except as noted on Exhibit 3.13 attached hereto, the Landlord Waivers will not impair or conflict with the validity or enforceability of any of such Leases. The Company has not assigned or encumbered any of its rights, title or interest in or under any of the Leases nor agreed to any oral modifications of any of the provisions of any of the Leases other than liens granted therein in favor of the Holders and liens granted therein in favor of the Senior Debt.

     3.14 Material Contracts. Attached hereto as Exhibit 3.14 is an accurate and complete list of all material contracts representing five percent (5%) or more of the Company's total revenue or volume for the seven (7) months ended July 31, 2001, to which the Company is a party or by which the Company or any of the Company's assets is bound (collectively, the "Contracts"). True and complete copies of each of the Contracts have been provided or made available to Spring Capital prior to the date hereof. Each of the Contracts is valid, binding and enforceable against the Company in accordance with its terms and remains in full force and effect. The Company is not in default or alleged to be in default with respect to any of its obligations under any of the Contracts (nor would be in default or alleged to be in default with the giving of notice, passage of time, or both), and, to the best of the Company's Knowledge, no party other than the Company is in default with respect to such party's obligations under any of the Contracts (or would be in default or alleged to be in default with the giving of notice, passage of time, or both). No claim has been asserted against the Company that is or could be materially adverse to the Company's interests under any of the Contracts. None of the Contracts is subject to any rights of set off, recoupment or similar deduction or offset and, except as noted on Exhibit 3.14 attached hereto, collateral assignment of the Company's rights under each of the Contracts will not impair or conflict with the validity or enforceability of any of the Contracts. The Company has not assigned or encumbered any of its rights, title or interest in or under any of the Contracts nor agreed to any oral modifications of any of the provisions of any of the Contracts other than liens granted therein in favor of the Holders and liens granted therein in favor of the Senior Debt.

     3.15 Other Document Representations. Attached hereto as Exhibit 3.15 is a true, correct and complete copy of the Company's business plan, offering circular, private placement memorandum or similar document (collectively, the "Business Plan"), updated and supplemented through the Closing Date. All information contained in the Business Plan does not, as of the date of this Agreement, contain any untrue statement of material fact nor omit to state a material fact necessary to make the statement not misleading.

     3.16 Projections. Attached hereto as Exhibit 3.16 are five (5)-year projections for the Company (the "Projections"). The Company makes no representation or warranty concerning the accuracy of the Projections, except that all Projections were prepared in good faith by the Company's management based upon assumptions they believed to be reasonable under the circumstances at the time made.

     3.17 No Untrue Statements or Material Omissions. No statement in writing furnished by the Company to Spring Capital or Argosy in connection with the transactions contemplated herein contains any untrue statement of material fact or omits to state a material fact necessary to make the statement, in the light in which it was made, not misleading in any material respect.

     3.18 Management History. To the Knowledge of the Company, no officer or director of the Company has been convicted of any felony criminal offense, has been the subject of an Act of Bankruptcy, or has served as an officer, director, general partner, member or manager of any Person at the time such Person became the subject of an Act of Bankruptcy.

     3.19 Company Officers, Directors, and Affiliates. Attached hereto as
Exhibit 3.19 is an accurate and complete list of all directors, officers, and Affiliates of the Company. Other than the Persons listed in Exhibit 3.19, there are no other Persons involved in the management of any portion of the Company's business or affairs.

     3.20 Other Debts. Except for (a) the liabilities listed in the Annual Financials and Interim Financials attached hereto as Exhibit 3.11(a) and Exhibit 3.11(b), respectively, (b) the matters set out in the Litigation Schedule in Exhibit 3.5, (c) liabilities arising under the Contracts, and (d) the Senior Debt, the Company has no material indebtedness or liabilities of any nature (whether liquidated or unliquidated, mature or not yet mature, absolute or contingent, secured or unsecured), arising out of any transaction entered into or any state of facts existing prior hereto, including, without limitation, indebtedness or liabilities on account of taxes or government charges, penalties, interest or fines thereon or in respect thereof, and the Company does not have any Knowledge of any basis for any claim against the Company as of the date of this Agreement or of any debt or liability other than those described in this section.

     3.21 Ownership and Control. Attached hereto as Exhibit 3.21 is an accurate and complete list of the following information: (a) the authorized capitalization of the Company as of the date hereof; (b) the number of shares of each class of the Company's issued capital stock and the number of outstanding shares thereof; (c) a description of all convertible securities and all options, warrants and similar rights held with respect to the Company's capital stock;
(d) the names of the record owners of all such shares of capital stock and all such convertible securities, options, warrants and similar rights; and (e) the number of shares held by each such record owner. All shares of capital stock of the Company and all convertible securities, options, warrants and similar rights held with respect to the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable (in the case of capital stock), and are owned of record and, to the Company's Knowledge, beneficially, as set forth on Exhibit 3.21 attached hereto. Except as listed in Exhibit 3.21 attached hereto, there are no outstanding options, warrants, convertible securities or other stock purchase rights issued by the Company as of the date hereof, and to the Company's Knowledge, there are no sale agreements, pledges, proxies, voting trusts, powers of attorney or other agreements or instruments binding upon any of the Company's stockholders with respect to beneficial and record ownership of, or voting rights with respect to, any of the Company's capital stock as of the date hereof.

     3.22 No Material Change. Except as set forth on Exhibit 3.22, since July 31, 2001, the Company has not: (a) suffered any Material Adverse Change; (b) entered into any material transactions or incurred any debt, obligation or liability (whether liquidated or unliquidated, mature or not yet mature, absolute or contingent, secured or unsecured) other than the Obligations and obligations and liabilities arising in the ordinary course of the Company's business; (c) sustained any material loss or damage to its Real Property or personal property, whether or not insured; (d) suffered any material interference with its business or operations; and (e) other than in the ordinary course of business, made any Transfer, abandonment or other disposition of any of its Real Property or personal property or any interest therein or relating thereto, that is material to the financial position of the Company.

     3.23 No Side Agreements. The Company is not, and to the Knowledge of the Company, none of the officers, directors, stockholders or managers of the Company are, party to any agreement, either written or oral, with any Person (including Spring Capital and Argosy) whereby the Company or any of the officers, directors, stockholders or managers of the Company, acting in such capacities as to the Company, have agreed to do anything beyond the requirements of formal, written contracts executed by the Company. Other than this Agreement, the Contracts and the other Investment Documents, and any documents relating to the Permitted Encumbrances, the Company is not, and to the Knowledge of the Company, none of the officers, directors, stockholders or managers of the Company is not, a party to any agreement calling for any action by the Company or such party outside the ordinary course of the Company's Business. To the Company's Knowledge, there exists no agreement or understanding calling for any payment or consideration from a customer or supplier of the Company to any officer, director, stockholder or manager of the Company or to any Affiliates of such Persons, with respect to any transaction between the Company and such supplier or customer. No Affiliate of the Company, officer, director or manager, nor any Affiliates of such Persons, directly or indirectly, transacts any business with the Company.

     3.24 Legal Compliance.

          (a) Generally. To its Knowledge, the Company is not in violation of any Applicable Law that would apply to it or to its business, the violation of which would cause a Material Adverse Change.

          (b) Environmental Legal Compliance. To its Knowledge, without limiting the generality of the representation and warranty made in subsection (a) above, the Company is not in violation of any applicable Environmental Law, which violation would cause a Material Adverse Change, and neither the Company nor, to the Knowledge of the Company, any of the Company's agents, contractors or employees has been notified of any action, suit, proceeding or investigation which calls into question compliance by the Company with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material. The Company has not released or waived the liability of any previous owner, lessee, or operator of the Real Property or any party which may be potentially responsible for the storage, presence, release, discharge or disposal of Hazardous Materials from or on the Real Property. As used in this Agreement, the term "Environmental Law" shall mean, collectively, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S)9601 et seq.; the Solid Waste Disposal Act, as amended, 42 U.S.C. (S)6901 et seq. including the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. (S)6901 et seq.; the Clean Water Act, as amended, 42 U.S.C. (S)1251 et seq.; the Clean Air Act, as amended, 42 U.S.C. (S)7401 et seq.; any "superfund" or "superlien" law; and any other Applicable Law regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, and the term "Hazardous Material" shall mean and include any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

          (c) Securities Law Compliance. To its Knowledge, the Company has not directly, or through any agent, sold, offered for sale or solicited offers to buy any security (as defined in the Securities Act) which could reasonably be expected to be integrated with the sale of the Debentures or the Warrants to Spring Capital and Argosy pursuant to this Agreement in a manner that would require the registration under the Securities Act or any other securities laws or engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or any applicable state securities laws; nor is it necessary in connection with the offer, sale and delivery of the Debentures or the Warrants to register such instruments under the Securities Act or any other state securities laws (except in connection with filings of a Form D under the Securities Act and similar filings under state blue securities laws) or, with respect to the Debentures, to qualify any indenture under the Trust Indenture Act of 1939, as amended.

     3.25 Employee Benefit Matters. There is no existing single-employer plan as defined in Section 4021(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") as to which the Company is, or immediately after the Closing will be, an "employer" or a "substantial employer" as defined in Sections 3(5) and 4001(a)(2) of ERISA, respectively. Attached hereto as Exhibit
3.25 is an accurate and complete list of each plan described in Section 4021(a) of ERISA, as to which the Company is assuming any liability or will be liable to make contributions to or liable for the payment of benefits. The Company has delivered to Spring Capital true and complete copies of each of the plans listed on Exhibit 3.25 attached hereto. To the Knowledge of the Company, there have been no "reportable events" as set forth in Section 4043(b) of ERISA with respect to any such plan, and no termination of any such plan since the effective date of ERISA which could result in any tax, penalty or liability being imposed upon the Company. The Company has not participated in, and the execution and delivery of this Agreement by the Company will not involve, any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended) that could subject the Company to any tax or penalty imposed by Section 4975 of the Internal Revenue Code of 1986, as amended. To the Knowledge of the Company, no predecessor-in-interest to the Company has participated in any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended) that could subject the Company to any tax or penalty imposed by Section 4975 of the Internal Revenue Code of 1986, as amended. Since the effective date of ERISA, neither the Company, nor, to the Knowledge of the Company, any predecessor-in-interest to the Company, has incurred any "accumulated funding deficiency," as such term is defined in
Section 302 of ERISA, to which the Company could be subject or for which it might be liable. The Company is not, and immediately after the Closing will not be, a party to, and none of the operations of the Company is, or after the Closing will be, covered by, a "multi-employer plan," as defined in Section 3(37) of ERISA.

     3.26 Collective Bargaining. Except as set forth on Exhibit 3.26, the Company is not a party to or subject to any union contracts. There are no labor disputes pending or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, between the Company and its employees which have affected, or so far as the Company can reasonably foresee, may affect, materially and adversely, the business or condition of the Company.

     3.27 Employees. Attached hereto as Exhibit 3.27 is an accurate and complete list of all employment and compensation contracts, including all retirement benefit agreements not disclosed on Exhibit 3.25, between the Company and officers and executives of the Company. The Company has delivered to Spring Capital accurate and complete copies of all such contracts. No officer, executive or other key employee of the Company has advised the Company (orally or in writing) within the last ninety (90) days prior to Closing that he or she intends to terminate employment with the Company, as applicable.

     3.28 Insurance. Attached hereto as Exhibit 3.28 is an accurate and complete list of all insurance policies and binders presently providing coverage to the Company or any of its assets, including all insurance providing coverage with respect to any of the Collateral. The Company has furnished to Spring Capital appropriate insurance certificates and accurate and complete copies of the insurance binders or policies for all of the insurance listed in Exhibit 3.28.

     3.29 Licenses. Simultaneously with or prior to the Closing, the Company shall have acquired good title to all of the Licenses, and all such Licenses are in full force and effect and valid. The Licenses, copies of which are attached hereto as Exhibit 3.29, constitute all of the licenses, permits, approval and authorizations needed to operate the Company's business from and after the Closing in compliance with all Applicable Laws.

     3.30 Subsidiaries. Other than those entities listed on Exhibit 3.30, the Company has no subsidiaries, Affiliates, partnerships nor any other commonly controlled or related entities.

     3.31 Intellectual Property. The Company owns, or possesses adequate rights to use, all Intellectual Property necessary for the conduct of its business, which is set forth on Exhibit 3.31, and neither the Company nor any of its officers have received any notice of conflict with, or infringement of, the asserted rights of others with respect to any such Intellectual Property, and the Company has no Knowledge of any reasonable basis therefor.

     3.32 SBA Forms and Representations. Attached hereto as Exhibit 3.32(a),
Exhibit 3.32(b), Exhibit 3.32(c), and Exhibit 3.32(d), respectively, are accurate and complete copies of the Size Status Declaration (SBA Form 480), the Assurance of Compliance for Non-Discrimination (SBA Form 652), the Portfolio Financing Report (SBA Form 1031), and the Economic Impact Assessment executed by the Company. Each of the representations, statements and certifications made in each of such SBA forms is accurate and complete and does not fail to state a material fact necessary to make such representations, statements and certifications not misleading. The Company is a "small business concern" as defined in the Small Business Investment Act of 1958, as amended (the "SBA Act"), and the rules and regulations of the U.S. Small Business Administration (the "SBA") issued or promulgated thereunder. There exists no agreement, expressed or implied, no condition, statement of facts or relationship between the Company and any other entity or entities which would prevent it from qualifying as a "small business concern" under the SBA Act.

     3.33 Investment Company Act Representations. The Company is not, and does not intend to become, an "investment company," as such term is defined in the Investment Company Act of 1940, as amended (the "1940 Act"), and the Company is not, and to the Company's Knowledge, none of the Investment Parties, or any of the respective officers, directors, partners or controlling persons of any of them is an "associate" of either Spring Capital or Argosy, as such terms are defined in Section 107.50 of the amended Regulations promulgated under the SBA Act, nor an "affiliated person" of either of Spring Capital or Argosy, as such term is defined in Section 2(a)(3) of the 1940 Act.

                                   ARTICLE 4

                              AFFIRMATIVE COVENANTS

     Until all of the Obligations have been satisfied in full and discharged, and each of the Holders no longer owns any Equity Interest, the Company covenants and agrees with the Holders to do all of the following (unless otherwise waived in writing in a specific instance by the Holders of at least eighty percent (80%) in interest of the outstanding principal amount of the Debentures, which waiver shall never be construed as a waiver or release of the Company's future obligations to comply with all terms and conditions of this Article 4):

     4.1 Monthly Financials. The Company shall furnish to Holders within twenty
(20) days after the end of each month, a balance sheet of the Company as of the end of each such monthly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with GAAP. Statements shall include year-to-date figures compared to the Company's operating plan and budget, with variances delineated. A brief summary shall be prepared by the Chief Executive Officer and attached to such monthly report that summarizes performance highlights, lowlights, variances from budget, and an outlook on the ensuing period. Notwithstanding the foregoing, the Company's monthly financials from the Closing through December 31, 2001 shall be prepared as indicated in this Section 4.1 above, and shall be prepared either in accordance with GAAP or prepared in a manner acceptable to the Holders, in their sole discretion.

     4.2 Quarterly Financials. The Company shall furnish to Holders within forty-five (45) days after the end of each quarter, a balance sheet of the Company as of the end of each such fiscal quarter, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, all prepared in accordance with GAAP, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

     4.3 Certification of Non-Default. The Company shall provide to the Holders in writing at the end of each calendar quarter following Closing an officer's certificate, signed by the Company's chief executive officer or chief financial officer, certifying that no Event of Default has occurred under this Agreement, or if any such Event of Default exists, stating the nature of such Event of Default.

     4.4 Annual Audit. Within ninety (90) days after the end of each fiscal year, the Company shall furnish to Holders a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. This reporting obligation shall include any annual "management letter" submitted by independent public accountants of national standing (i.e., employed by a "Big Five" accounting firm) selected by the Company's board of directors.

     4.5 Projected Financials. The Company shall furnish to Holders at least sixty (60) days prior to the beginning of each fiscal year an annual operating plan and budget, prepared on a monthly basis for the ensuing fiscal year, and on a basis consistent with prior periods (including, among other items, appropriate reserves, accruals and provisions for income taxes) and representing the best estimate of the Company based upon available information. The Company shall also furnish to Holders projections for the next three (3) fiscal years in the same format as the financial statements required pursuant to Section 4.1 above. The Company shall also furnish to Holders, within a reasonable time of its preparation, amendments to the annual budget, if any. Such budget shall include underlying assumptions and a brief qualitative description of the Company's plan by the Chief Executive Officer in support of that budget.

     4.6 Notice of Filings. Within thirty (30) days of filing, the Company shall provide the Holders with copies of all returns and material documents filed by the Company with any Governmental Authority, including, without limitation, the U.S. Internal Revenue Service, the U.S. Environmental Protection Agency, the U.S. Occupational Safety & Health Administration, the SBA, and the SEC.

     4.7 Notice of Litigation, Etc. The Company shall notify the Holders of (a) any event (including pending or threatened litigation, material loan or lease default, or the filing of any material lawsuit) which could cause a Material Adverse Change; (b) any change in any material fact or circumstance represented or warranted in this Agreement; and (c) a default or any event or occurrence which with the lapse of time or notice or both could become an Event of Default under this Agreement, by mailing to the Holders, by U.S. registered mail, either (as applicable) (x) a copy of the complaint (or other such pleadings, filings or notice served on or by the Company) within thirty (30) days of receipt thereof, or (y) a letter setting out the facts known about the matter within thirty (30) days after learning of such matter. As to any such suit or other proceedings to which the Company is not a party but which could substantially affect the Collateral or the operation of the Company's business, the Company shall notify the Holders by mailing to the Holders, by U.S. registered mail, a copy of all pleadings or filings obtained by the Company in regard thereto such litigation, or if no pleadings or filings are obtained, a letter setting out the facts known about the matter within thirty (30) days of receipt thereof. The Company shall notify the Holders promptly if the Company becomes aware of any Hazardous Material or other environmental problem with respect to the Real Property, or any lien, action or notice resulting from the violation of any applicable Environmental Law on or connected to the Real Property.

     4.8 Notice of Defaults or Judgments. The Company shall give the Holders notice of any default declared with respect to the Senior Debt, any Lease, Contract or other material obligation of the Company, or any judgment entered against the Company, by mailing an accurate and complete copy thereof to the Holders within ten (10) days of receipt thereof by the Company.

     4.9 Insurance. The Company shall maintain, in full force and effect and in such reasonable amounts and forms as acceptable to the Holders, all-risk hazard insurance on the Collateral and the Company's other assets, with a lender loss payee and/or mortgagee clause in favor of the Holders, Federal flood insurance if any such assets are in a designated flood plain, and commercial general liability coverage, as well as such other appropriate insurance coverage as may reasonably be determined by the Company in conjunction with the Holders.

     4.10 Use of Proceeds. The Company shall use the net proceeds of the Investment solely for (a) hiring personnel, (b) research and development, (c) capital expenditures, (d) sales and marketing, (e) working capital, and (f) acquisitions approved by the Company's board of directors. The Company hereby authorizes the Holders and their designated representatives to conduct a review of the Company's books and records sufficient to satisfy the Holders, in the exercise of the Holders' reasonable discretion, that the proceeds of the Investment were used for the purposes permitted by the terms of this section and no other purpose or purposes; provided that the Holders may exercise such right to review the Company's books and records only once every calendar quarter.

     4.11 Payments and Obligations to the Holders. The Company shall make all payments of principal, interest and other charges as and when due under the Debentures, shall timely make all payments of any other monetary Obligations, shall perform or comply with, as the case may be, all of the other Obligations, and shall perform and comply in all respects with all applicable terms, conditions and covenants of this Agreement and the other Investment Documents.

     4.12 Other Debts; Taxes. The Company shall promptly make all payments of principal and interest as and when due under the Senior Debt and any other debt obligations of the Company; provided, however, that this covenant shall not be construed as permitting the making of any payments on account of any other debt obligations of the Company that are not otherwise permitted by the terms and conditions of this Agreement. The Company shall pay and discharge, and shall cause each of the Company's Wholly-Owned Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company or any of the Company's Wholly-Owned Subsidiaries or cause a failure or forfeiture of title thereto; provided, however, that neither the Company nor any of its Wholly-Owned Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings timely instituted and diligently conducted if it has maintained adequate reserves with respect thereto in accordance with GAAP.

     4.13 Information Requests. The Company shall furnish from time to time to the Holder all information such Holder may reasonably request to enable such Holder to prepare and file any form required of such Holder by the SEC, the SBA or any other Governmental Authority.

     4.14 Credit Checks; Access to Records. The Company shall permit a designated authorized representative of the Holder and its attorney(s) and accountant(s) to obtain credit and other background information on the Company, and to inspect and examine the books of account and records of the Company at reasonable times during normal business hours; provided that the Holders may exercise such right to inspect and examine the Company's books and records only once every calendar quarter. The Company shall allow any Holder or its agent(s) to interview the Company's outside accounting firm and shall instruct them to cooperate with the Holders in connection with such interview.

     4.15 Maintain Copies; Financing Statements. The Company shall maintain an original or a true copy of this Agreement and any modifications hereof, which shall be available for inspection as called for herein or in the Debentures. The Company agrees that a photographic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

     4.16 Maintain Existence. The Company shall take or cause to be taken all steps and perform or cause to be performed all actions necessary or appropriate to preserve and keep in full force and effect its existence as a corporation and its right to conduct its business in a prudent and lawful manner in all jurisdictions in which it currently conducts business, except where failure to do so would not reasonably be expected to result in a Material Adverse Change.

     4.17 Protect the Collateral. The Company shall take or cause to be taken all steps and perform or cause to be performed all actions necessary or appropriate to administer, supervise, preserve and protect the Collateral and to maintain the Holders' perfected security interest in the Collateral, subject to the rights of the secured parties relating to the Senior Debt.

     4.18 Common Stock Reserves. The Company shall maintain such shares of Common Stock as authorized but unissued, as may be necessary to permit the Holders of the Warrants, Additional Warrants (if applicable) and Redemption Warrants (if applicable), to acquire all of the Warrant Shares, Additional Warrant Shares (if applicable) and Redemption Warrant Shares (if applicable) at any time in accordance with the terms of the Warrants, Additional Warrants (if applicable) and Redemption Warrants (if applicable).

     4.19 Replacement of Warrants. The Company shall perform all acts required under the Warrants, the Additional Warrants (if applicable) and Redemption Warrants (if applicable), including the re-issuance or replacement of the Warrants, Additional Warrants (if applicable) and Redemption Warrants (if applicable) to any of the Holders upon a permitted transfer or exchange, loss or destruction thereof.

     4.20 Intellectual Property. If the Company files with the United States Patent and Trademark Office any applications or other documents relating to the Company's Intellectual Property, then the Company shall within fifteen (15) days thereof notify the Holders in writing of any such action, and, upon the request of the Holders, the Company shall execute and file such collateral assignments and related documents in favor of the Holders, and otherwise cooperate with the Holders, to provide the Holders a valid and perfected priority security interest in and to all of the Company's Intellectual Property, subject to the rights of the secured parties relating to the Senior Debt.

     4.21 Board Meetings and Observation Rights. Until the earlier of (a) the time the Debentures are repaid in full and each of the other monetary Obligations has been satisfied in full and discharged or (b) prior to the closing of the Company's initial public offering of its Common Stock, the Company shall hold meetings of its board of directors (in person or by teleconference) at least once every other month. Each of the Holders shall be notified in writing of the date and time for each board meeting in accordance with the Company's bylaws, and shall receive all reports and other board materials which are provided to the board members. Each of Spring Capital and Argosy shall have the right to have one (1) representative designated by Spring Capital and Argosy, respectively, attend the Company's board meetings at the Company's expense.

     4.22 Key Man Insurance. Beginning thirty (30) days after the Closing, the Company shall maintain in full force and effect term life insurance policies insuring the respective lives of David Steinberg and Anthony Russo, each in the aggregate original amount of Two Million

Dollars ($2,000,000), with the consent of the insurance company and the beneficiaries, as necessary, which assignment shall be substantially in the form attached hereto as Exhibit 2.2(d). The proceeds of such term life insurance policies shall first be used to search for, hire and compensate a replacement mutually agreeable to the Holders and the Company, and then shall be payable to Holders, first to satisfy accrued and unpaid interest due and owing under the Debentures, and then to satisfy outstanding principal due and owing under the Debentures.

     4.23 Director and Officer Liability Insurance. Subject to the approval of the Company's board of directors, the Company shall maintain in full force and effect director and officer liability insurance in an amount of not less than $2,000,000.

     4.24 Financial Ratios and Covenants. Beginning with the calendar quarter ending December 31, 2001, the Company shall, with respect to such calendar quarter and each calendar quarter thereafter and for each fiscal year, as applicable, comply with and maintain each of the financial ratios and covenants set forth on Exhibit 4.24, measured in accordance with GAAP, based upon results for the immediately preceding calendar quarter using the information set forth in the financial statements provided by the Company pursuant to this Article 4.

     4.25 Other Post-Closing Affirmative Covenants.

          (a) Other Lenders. In the event any other lender shall require the Company to obtain landlord waivers relating to such lender's collateral located on the leased premises of the Company, then the Company shall be required to deliver to the Holders similar landlord waivers relating to the Collateral located on the subject leased premises;

          (b) Financial Statements. The Company shall use its commercially reasonable best efforts to deliver to the Holders not later than September 30, 2001, a balance sheet of the Company as of December 31, 2000, and a statement of income and a statement of cash flows of the Company for the year ended December 31, 2000, all prepared in accordance with GAAP (or prepared in a manner acceptable to the Holders in their sole discretion). Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing (i.e., employed by a "Big Five" accounting firm) selected by the Company's board of directors, and shall not be materially different than the draft financial statements previously provided to the Holders by the Company;

          (c) Additional Warrants. To the extent applicable, the Company shall issue to Holders the Additional Warrants pursuant to the terms of Section 4.25(i) below and the Redemption Warrants pursuant to the terms of Section 10.2(b) below;

          (d) Capitalization Table after Closing of Series D Financing. Within five (5) business days after the final closing of the Company's Series D Preferred Stock financing, the Company shall provide the Holders with a fully complete, current and accurate capitalization table illustrating the Company's Fully Diluted Capital Stock, substantially in the form of Exhibit 3.21 attached hereto. Such capitalization table shall be accompanied by a written certification of the Company, signed by the Company's Chief Executive Officer or Chief Financial Officer, certifying that such capitalization table is fully complete, current and accurate as of the date of the final closing of the Company's Series D Preferred Stock financing;

          (e) Warrant Certificates after Closing of Series D Financing. Within five (5) business days after the final closing of the Company's Series D Preferred Stock financing, the Company shall provide the Holders with a written certification of the Company, signed by the Company's Chief Executive Officer or Chief Financial Officer, certifying the number of Warrant Shares for which each Holder's respective Warrant is then exercisable;

          (f) Dissolution of Sterling Communications, Inc. On or before October 15, 2001, the Company shall have dissolved Sterling Communications, Inc., a Maryland corporation, and the Company shall have delivered to the Holders a certificate from the Maryland Department of Assessments and Taxation representing the fact of such dissolution;

          (g) Key Man Life Insurance. Within thirty (30) days after the Closing, the Company (i) shall have obtained the term life insurance policies on David Steinberg and Anthony Russo described in Section 4.22 above, and (ii) shall have delivered to the Holders fully executed copies of the Collateral Assignment of Life Insurance for each policy, substantially in the form attached hereto as
Exhibit 2.2(d);

          (h) Landlord Waivers. Within sixty (60) days after the Closing, the Company shall have delivered to the Holders fully executed copies of the Landlord Waivers, substantially in the form attached hereto as Exhibit 2.2(c); and

          (i) Additional Warrants. If at any time after the Closing the Company issues to any holders of its Series D Convertible Preferred Stock any Shortfall Warrants (as defined in Section 1.4(c) of the Purchase Agreement), the Company shall simultaneously issue to each of Spring Capital and Argosy the Additional Warrants (as defined in Exhibit 4.25(i)) on the terms described in Exhibit 4.25(i).

                                   ARTICLE 5

                               NEGATIVE COVENANTS

     Until all of the Obligations have been satisfied in full and discharged, the Company covenants and agrees with the Holders not to do any of the following, without the prior written consent of the Holders of at least eighty percent (80%) in interest of the outstanding principal amount of the Debentures (which consent shall never be construed as a waiver or release of the Company's future obligations to comply with all terms and conditions of this Article 5 and which consent may be withheld by the Holders in the Holders' discretion for any reason whatsoever):

     5.1 Change of Capital Structure. The Company shall not (a) reclassify, repurchase or redeem any capital stock, stock options, stock purchase warrants, or convertible securities of the Company, except as contemplated by the terms of this Agreement; (b) consummate a Transfer of the Company's Business; (c) establish any Affiliates of the Company or make any investment in any other Persons (whether or not an Affiliate of the Company); or (d) recapitalize the Company or consummate a stock split or reverse stock split with respect to the Common Stock. Notwithstanding the foregoing, in the event that the Company does not obtain the necessary consent of the Holders to consummate any change of capital structure event described in this Section 5.1, then the Company may consummate such change of capital structure event without the consent of the Holders only simultaneously with or after: (x) the Company prepays the Holders in full an amount equal to all outstanding principal and interest due under the Debentures and any other outstanding monetary Obligations, and (y) the Company pays the Holders fifty percent (50%) of any applicable Prepayment Premium (as defined in the Debentures), that would otherwise be owed to the Holders as a result of such Prepayment, as further described in the Debentures.

     5.2 No Adverse Provisions. The Company shall not amend or rescind any of the Company Constituent Documents or take any other actions that would breach any of the affirmative or negative covenants contained in this Agreement or any other Investment Document, which in either case would materially and adversely affect any of the Holders or any of the rights of the Holders under this Agreement or any of the other Investment Documents.

     5.3 Distributions. The Company shall not make or cause to be made any distribution of cash, capital stock or other property of the Company to any of its stockholders, except for stock dividends that are made pro rata to all holders of Common Stock, whether such distribution would be characterized as a dividend or otherwise.

     5.4 Dissipation of Assets. The Company shall not in any manner convey or dispose of any equitable, beneficial or legal interest in any of the Collateral or any of the Company's other material assets (if any), except for Inventory sold and Equipment disposed of in the ordinary course of business and a Transfer of the Company's Business (which shall be subject to the terms of this Agreement) (each, an "Asset Disposition"). Notwithstanding the foregoing, in the event that the Company does not obtain the necessary consent of the Holders to consummate any Asset Disposition described in this Section 5.4, then the Company may consummate such Asset Disposition without the consent of the Holders only simultaneously with or after: (x) the Company prepays the Holders in full an amount equal to all outstanding principal and interest due under the Debentures and any other outstanding monetary Obligations, and (y) the Company pays the Holders fifty percent (50%) of any applicable Prepayment Premium (as defined in the Debentures) that would otherwise be owed to the Holders as a result of such Prepayment, as further described in the Debentures.

     5.5 No Encumbrances. The Company shall not permit to exist against any of the Collateral or any of its other material assets (if any) any lien, mortgage, pledge, security interest, title retention device, or other encumbrance junior or senior to the liens and security interests of the Holders under the Security Documents, except for the Permitted Encumbrances, purchase money security interests and liens and security interests arising in the ordinary course of business.

     5.6 Prepayments. Except for the monetary Obligations and any prepayment of the Senior Debt, the Company shall not prepay any debt or other liability.

     5.7 Inside Transactions. The Company shall not purchase or sell any property or services, nor borrow or lend money or property from or to, or co-invest in, any transaction with any other officer, director, stockholder, employee or Affiliate of the Company, except for reasonable and customary employment compensation arrangements.

     5.8 Change of Business, Etc. The Company shall not change the nature or location (except for relocation of the Company's principal business office within a 50 mile radius of the current location) of its business operations, or expend or invest any funds in any manner not reasonably related to the Company's Business.

     5.9 Judgments. The Company shall not permit any judgment, or any series of judgments, obtained against the Company aggregating in excess of two hundred fifty thousand dollars ($250,000) to remain unpaid for over thirty (30) days without obtaining a stay of execution or appropriate surety bond.

     5.10 Additional Debts and Liabilities. The Company shall not incur any additional indebtedness, or purchase any additional life insurance from business income or assets (except for additional life insurance policies which are no greater than Two Million Dollars ($2,000,000) per employee and which are purchased at market rates), or create or incur any contingent liability (including guaranties or endorsements) other than: (a) the monetary Obligations;
(b) trade payables or other short-term working capital debt incurred in the normal and ordinary course of the Company's business; (c) depositing checks and other instruments for the payment of money acquired in the ordinary course of business; (d) the Leases and other lease and purchase money obligations entered into in the ordinary course of the Company's business; (e) indebtedness between and among the Company and any Affiliates of the Company (but only so long as such indebtedness is held by the Company or such Affiliates of the Company); (f) the Senior Debt; (g) employee benefit packages for employees of the Company; and
(h) that other indebtedness acknowledged by the Holder and set forth on Exhibit
5.10 hereto. The Company shall use reasonable efforts to cause all new leases and debt agreements entered into by the Company to include a covenant or other suitable provision permitting a Holder to cure any monetary default by the Company thereunder; this requirement shall not, however, be deemed to be or construed as imposing any duty upon any of the Holders to cure any such defaults or any rights of any third parties with respect to any such defaults; and furthermore, the Company's failure to meet this requirement (set forth in this last sentence of Section 5.10) shall never constitute an Event of Default under this Agreement.

     5.11 Major Expenditures. The Company shall not make cash expenditures for capital improvements or otherwise in the fiscal year in which this Agreement is executed and delivered by the parties hereto in excess of Three Hundred and Fifty Thousand Dollars ($350,000), or in any subsequent fiscal year in excess of Three Hundred and Fifty Thousand Dollars ($350,000), unless and to the extent such expenditures are included in an annual budget approved by the Company's board of directors or are approved by the Holders (which approval shall not be unreasonably withheld). The Company shall not consummate any acquisition requiring cash expenditures and/or debt financings in excess of Five Million Dollars ($5,000,000) in the aggregate, unless and to the extent such acquisition is approved by the Holders (which approval shall not be unreasonably withheld).

     5.12 No Adverse Actions. The Company shall not, by amendment to the Company Constituent Documents or through any reorganization, reclassification, consolidation, merger, sale of assets, Act of Dissolution, issuance or Transfer of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms, covenants and conditions of this Agreement or any of the other Investment Documents, but shall at all times carry out in good faith all such terms and take all such actions as may be necessary or appropriate to protect the rights of the Holders hereunder and under each of the Investment Documents.

                                   ARTICLE 6

                       FEES, EXPENSES AND INDEMNIFICATION

         6.1 Fees and Expenses of the Holders. At the Closing, the Company shall pay: (a) a commitment fee to Spring Capital of Forty Five Thousand Dollars ($45,000), (b) a commitment fee to Argosy of Fifteen Thousand Dollars ($15,000), and (c) all out-of-pocket costs and expenses incurred by Spring Capital and Argosy in connection with the Investment, including, without limitation, all reasonable fees and disbursements for work done for Spring Capital by its attorneys and legal staff, such legal fees not to exceed thirty thousand dollars ($30,000) (which amount may be increased by Spring Capital subject to the Company's approval, which approval shall not be unreasonably withheld). All amounts described in this section shall be due and payable in full by the Company at the Closing. Spring Capital acknowledges receipt of a deposit of Twenty Five Thousand Dollars ($25,000) from the Company, which will be applied at Closing to Spring Capital's expenses described in Section 6.1(c). Any unused portion of such deposit may be applied to the fee described in Section 6.1(a).

         6.2 Other Fees and Expenses. The Company shall pay, as and when due, all of the following fees and expenses: (a) the fees and expenses of its own counsel; (b) any registration or qualification costs required in connection with the issuance of the Debentures, the Warrants, the Additional Warrants (if applicable), the Redemption Warrants (if applicable), or otherwise required pursuant to the terms of this Agreement; (c) any recordation, transfer, documentary or other taxes or costs of, or incidental to, any recording or filing of any of the Security Documents (including any financing statements) concerning the Collateral; and (d) any income, excise, franchise or other taxes of the Company incident to the transactions described herein.

         6.3 Indemnification. In addition to the indemnification provisions contained elsewhere herein and in the other Investment Documents, the Company agrees to indemnify, defend and hold harmless each of the Holders and each of their respective officers, directors, partners, employees, agents and controlling persons (collectively, the "Indemnified Parties") from and against any and all losses, claims, damages, liabilities, demands, liens, penalties and related expenses, including reasonable attorneys' fees and expenses, incurred by or asserted against any of the Indemnified Parties (whether prior to or after transfer of the Real Property pursuant to foreclosure or by deed in lieu thereof) arising out of, in any way in connection with, or as a result of: (a) this Agreement and the other Investment Documents, (b) the occurrence of any Event of Default hereunder or any event that would constitute an Event of Default but for the giving of notice and/or passage of time; (c) any federal, state or local transfer or recording taxes or filing fees which may become payable in connection with this transaction; (d) the spilling, leaking, pumping, pouring, unsettling, discharging, leaching, releasing or clean up of any Hazardous Materials by any Person or entity on any of the Real Property or any other property owned by the Company, whether such act or failure to act results, directly or indirectly, to the Real Property or any other property becoming contaminated with Hazardous Materials, (e) the discovery and/or clean up of Hazardous Materials which were deposited on or were existing on the Real Property prior to a transfer to the Holders or any other purchaser in a foreclosure or otherwise pursuant to the exercise of the Holder's remedies; (f) any violations by any party other than the Holders, the Holders' agents and assigns, of any other Environmental Law, regulation or ordinance with regard to the Real Property or any other property owned by the Company; or (g) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of the Indemnified Parties is a party thereto; provided, however, any such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses arising from the gross negligence or willful misconduct of any of the Holders. In addition, the Company agrees to make such provisions as are reasonably requested by any of the Indemnified Parties for contribution to any such party in the event that the Company's indemnification obligations hereunder are unavailable for any reason.

         6.4 Survival; Timing of Payments. Notwithstanding any other provision hereof, the provisions of this Article 6 and any other indemnification provisions contained in this Agreement and the other Investment Documents shall survive and remain operative and in full force and effect regardless of the termination of this Agreement or expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Debentures and satisfaction and discharge of the other monetary Obligations, the invalidity or unenforceability of any term or provision of this Agreement, the Debentures or any Security Documents, or any investigation made by or on behalf of any of the Holders. Except as provided to the contrary, all amounts due under this Article 6 shall be payable upon written demand therefor.

         6.5 Third Party Claim Procedures. In the event that any claim or demand is asserted by a third party against any of the Holders (a "Third Party Claim"), which could result in the Company being liable to any Holder, such Holder will send a Claim Notice to the Company within ten (10) days of the Holder receiving notice of the Third Party Claim. In the event that the Holder fails to notify the Company of such Third Party Claim within said ten (10) day notice period, the Company shall not be relieved from any liability it may have to that Holder with respect thereto, unless the Company is damaged or materially prejudiced from adequately defending such Third Party Claim. In the event the Company notifies the Holder within thirty (30) days after the Holder has given notice of the matter that the Company is assuming the defense thereof, (A) the Company will defend the Holder against the matter with counsel of its choice reasonably acceptable to the Holder at the cost and expense of the Company, (B) the Holder may retain separate co-counsel at its sole cost and expense, (C) the Holder will not consent to the entry of any judgment or enter into any settlement or compromise with respect to the matter without first consulting with the Company, and (D) the Company will not consent to the entry of any judgment with respect to the matter, or enter into any settlement or compromise which does not include a provision whereby the plaintiff or claimant in the matter releases the Holder from all liability with respect thereto, without the written consent of the Holders (not to be withheld unreasonably). In the event the Company does not notify in writing the Holder within thirty (30) days after the Holder has given notice of the matter that the Company is assuming the defense thereof, however, the Holder may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

                                   ARTICLE 7

                               DEFAULT PROVISIONS

         The occurrence of any of the events specified below in this Article 7 (any such, an "Event of Default") shall constitute an immediate breach of, and default under this Agreement, entitling the Holders to exercise all of the rights and remedies specified in this Agreement, in the Security Documents, in any other Investment Document, and under all Applicable Laws, without the obligation to furnish any further notice or opportunity to cure (beyond that specified in the applicable sections of this Article 7), all of which are hereby expressly waived by the Company:

         7.1 Monetary Defaults. Any installment payment of principal, interest or other charge under the Debentures, or any other monetary Obligation, is not received by Holders on or before the fifth (5th) business day after the due date thereof;

         7.2 Other Breaches. The Company or any other Investment Party shall fail to comply with their respective affirmative or negative covenants, agreements and undertakings in this Agreement, the Debentures or any of the Security Documents, and such failure shall continue for a period of twenty (20) calendar days from the date of the delivery of written notice thereof from any Holder;

         7.3 Misrepresentation. Any representation or warranty made by the Company in this Agreement, in any of the Security Documents, any of the other Investment Documents, or in any other writing supplied to the Holders by the Company or on the Company's behalf shall be untrue in any material respect when made;

         7.4 Loss of Key Employee. If and when David Steinberg is no longer employed by the Company (except by death or substantial disability) or does not give his full time and attention to the business of the Company; provided, however, that the occurrence of any of the events described in this section shall not constitute a default or an Event of Default unless the Company shall not have been able to locate a suitable replacement employee, reasonably acceptable to the Holders, within ninety (90) days after the date that the event(s) described above occurred; and provided, further, that the Holders hereby acknowledge that Anthony Russo is a suitable replacement employee for David Steinberg in the position of Chief Executive Officer in the event that David Steinberg is no longer employed by the Company or fails to give his full time and attention to the business of the Company.

         7.5 Act of Bankruptcy or Dissolution; ERISA. Any Act of Bankruptcy or Act of Dissolution, or any material violation of the Company's obligations under ERISA (which ERISA obligations are not cured within thirty (30) calendar days of notice thereof), shall have occurred with respect to the Company or any other Investment Party;

         7.6 Final Judgments. A final judgment, or any series of judgments, obtained against the Company aggregating in excess of twenty hundred fifty thousand dollars ($250,000) is not satisfied or stayed within sixty (60) days after entry;

         7.7 Other Investment Document Defaults. The Company or any other Investment Party shall be in default in any material respect under any of the other Investment Documents

(after taking into account the giving of any notice and the expiration of the applicable cure period (if any) required pursuant to the applicable terms of such other Investment Document or Investment Documents); or

         7.8 Other Defaults Generally. (a) Any default shall have been declared under the Senior Debt (after giving effect to any applicable notice and/or grace periods) and written notice of such default shall have been delivered to the Holders pursuant to Section 4.8 above, (b) any default shall have been declared under either of the Largo, Maryland or Washington, D.C. Leases (or successor Leases thereto), which default would reasonably be expected to cause a Material Adverse Change, or (c) any default shall have been declared under any Contract or other material indebtedness or material obligation of the Company, which default would reasonably be expected to cause a Material Adverse Change.

                                   ARTICLE 8

                                CERTAIN REMEDIES

         Upon the occurrence of an Event of Default under this Agreement, each of the Holders shall be entitled to exercise any or all of the rights and remedies set forth below, in addition to such other rights and remedies as may be provided for in the other Investment Documents or as may be available at law or in equity.

         8.1 Acceleration. Following the occurrence of an Event of Default, each of the Holders may, at their option, accelerate the maturity of the Debentures and all other monetary Obligations and demand immediate payment in full of all amounts payable under the Debentures and all of the monetary Obligations, without presentment, demand, protest, or further notice by any of the Holders to the Company, all of which are hereby expressly waived by the Company.

         8.2 Post Default Interest. Following the occurrence and continuation of an Event of Default, the Holders shall be paid interest on the Debentures, as set forth in the Debentures.

         8.3 Sale of Collateral, Etc. Following the occurrence of an Event of Default, any of the Holders may sell, assign, and deliver the whole or any part of the Collateral, as more fully described in the Security Agreement. Following the occurrence of an Event of Default, any of the Holders are empowered to collect or cause to be collected or otherwise to be converted into money all or any part of the Collateral, by suit or otherwise, and to surrender, compromise, release, renew, extend, exchange or substitute any item of the Collateral in transactions with the Company or any third party, irrespective of any assignment thereof by the Company, and without prior notice to or consent of the Company or any assignee.

         8.4 Costs. The Company shall pay all expenses of any nature, whether incurred in or out of court, and whether incurred before or after the Debentures shall become due at their maturity date or otherwise (including, but not limited to, reasonable attorneys' fees and costs) which the Holders may deem necessary or proper in connection with the collection of any of the monetary Obligations or the administration, supervision, preservation, protection of (including, but not limited to, the maintenance of adequate insurance) or the realization upon, any of the Collateral. The Holders are authorized to pay at any time and from time to time any or all of such expenses, to add the amount of such payment to the amount of principal outstanding under the Debentures, and to charge interest thereon at the rate specified in the Debentures.

         8.5 Remedies Non-Exclusive. None of the rights, remedies, privileges or powers of the Holders expressly provided for herein shall be exclusive, but each of them shall be cumulative with, and in addition to, every other right, remedy, privilege and power now or hereafter existing in favor of the Holders, whether pursuant to the other Investment Documents, at law or in equity, by statute or otherwise.

                                   ARTICLE 9

                             (INTENTIONALLY OMITTED)

                                   ARTICLE 10

                                RIGHTS OF HOLDERS

         10.1 Personal Gain upon Transfer of the Company's Business. In the event of a Transfer of the Company's Business, then any emoluments or profits relating thereto and flowing to any other officer, director or stockholder of the Company, otherwise than through direct payment for such person's equity ownership in the Company or through dividends or return of capital paid in respect thereof, shall be added to the direct consideration for the Transfer of the Company's Business in calculating the total purchase price for purposes of determining any share thereof which the Holders may be entitled to receive with respect to their equity interest in the Company. Such emoluments or profits shall include, without limitation, any non-competition agreements or similar arrangements and any salaries or consulting fees in excess of then current compensation paid, or the fair market value of the services for which the compensation is paid, whichever is greater, after such Transfer of the Company's Business or any points or fees paid to induce such Transfer of the Company's Business. Where such emoluments or profits are paid in kind they will be valued at the higher of cost or fair market value for purposes of this calculation.

         10.2 Redemption Rights.

              (a) Right; Price. At any time after August 7, 2006, or at any time after a Mandatory Prepayment Event, each Holder may, by written demand, require the Company to purchase, in whole or in part, the Warrants (or Common Stock issuable upon exercise of the Warrants), and/or the Additional Warrants (or Common Stock issuable upon exercise of the Additional Warrants) (if applicable), for a price per share of the Common Stock issued or issuable upon the exercise thereof (less the exercise price therefor, if applicable), equal to the Warrant Redemption Price (each such demand, a "Redemption Demand").

              (b) Exercise of Right. To exercise any Redemption Demand, each Holder shall deliver written notice of its intention to do so indicating the number of shares of Common Stock (represented by the Holder's respective Warrant and/or Additional Warrant, as applicable) to be included in such redemption. The closing of the redemption transaction shall take place on or before the thirtieth (30/th/) day following the determination of the Warrant Redemption Price.

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

The Company shall pay the Warrant Redemption Price in immediately available funds. If the Company does not have sufficient funds legally available to redeem the shares of Common Stock (represented by the Warrants and/or the Additional Warrants, as applicable) required to be redeemed, then it shall redeem such shares pro rata to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available. Notwithstanding the foregoing, in the event the Company does not have sufficient funds legally available to redeem all shares of Common Stock represented by any Redemption Demand, then the Company shall issue to (i) Spring Capital (or its successors or registered assigns) a warrant (a "Redemption Warrant") to purchase 1.5% of the Fully Diluted Capital Stock of the Company at an exercise price of $0.01 per Warrant Share, for each successive six month period (or portion thereof) that the Company fails to redeem all shares of Common Stock represented by such Holder's Redemption Demand, not to exceed twelve months in the aggregate (i.e., Spring Capital (or its successors or registered assigns) shall receive, at most, a Redemption Warrant exercisable for three percent (3%) of the Company's Fully Diluted Capital Stock); and (ii) Argosy (or its successors or registered assigns) a warrant (a "Redemption Warrant") to purchase one-half of one percent (0.5%) of the Fully Diluted Capital Stock of the Company at an exercise price of $0.01 per Warrant Share, for each successive six month period (or portion thereof) that the Company fails to redeem all shares of Common Stock represented by such Holder's Redemption Demand, not to exceed twelve months in the aggregate (i.e., Argosy (or its successors or registered assigns) shall receive, at most, a Redemption Warrant exercisable for one percent (1%) of the Company's Fully Diluted Capital Stock). Any Redemption Warrant (or "Redemption Warrants", when used in the plural) issued pursuant to this Section 10.2 shall be issued substantially in the forms of the Warrants attached as Exhibit 2.4(a)(i) and
Exhibit 2.4(a)(ii) hereto.

           (c) Mechanics of Exercise. Each Holder exercising any Redemption Demand hereunder shall surrender its respective Warrant and/or Additional Warrant instrument (as the case may be) or stock certificate representing the appropriate number of redeemed shares to the Company, and thereupon the redemption price of such shares shall be payable to the order of the person whose name appears on such respective Warrant and/or Additional Warrant instrument or stock certificate as the owner thereof and each surrendered Warrant or stock certificate shall be canceled. A new Warrant and/or Additional Warrant instrument or stock certificate shall be issued to such Holder representing unredeemed shares, as applicable.

           (d)  Termination of Rights. The rights granted under this Section
10.2 shall terminate upon the completion of an initial public offering of the Company's Common Stock.

                                   ARTICLE 11

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF spring capital
                                   AND ARGOSY

     Each of Spring Capital and Argosy hereby represents, warrants and covenants to the Company (which representations, warranties and covenants shall survive the execution and delivery of this Agreement and the funding of the Investment) as set forth below.

     11.1 Purchase Without View to Distribute. The Debentures and the Equity Interest are being acquired by Spring Capital and Argosy for each entity's own account, not as a nominee or agent, and not with a view to resale or distribution within the meaning of the Securities Act, and the rules and regulations thereunder.

     11.2 Restrictions on Transfer. Spring Capital and Argosy each (a) acknowledges that its respective Debenture and the Equity Interest are not registered under the Securities Act and that its respective Debenture and the Equity Interest to be acquired by it must be held indefinitely by it unless they are subsequently registered under the Securities Act or an exemption from registration is available, (b) is aware that Rule 144 is not presently available for use by Spring Capital or Argosy for resale of its respective Debenture or the Equity Interest, and (c) is aware that any routine sales of its respective Debenture and the Equity Interest under Rule 144 of the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required. Each of Spring Capital and Argosy covenants that in no event will it dispose of either the Debentures or the Equity Interest (other than in conjunction with an effective registration statement under the Securities Act or in compliance with Rule 144 promulgated under the Securities Act) unless and until (i) each of Spring Capital and Argosy, as the case may be, shall have notified the Company of the proposed disposition and shall have furnished the Company with a written statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, shall have furnished the Company with an opinion of counsel reasonably satisfactory in form and substance to the Company to the effect that (x) such disposition will not require registration under the Securities Act, and (y) appropriate action necessary for compliance with the Securities Act and any applicable state, local or foreign law has been taken. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144.

     11.3 Access to Information. Each of Spring Capital and Argosy confirms that the Company has made available to it the opportunity to ask questions of and receive answers from the Company's officers and directors concerning the terms and conditions of the offering and has received to its satisfaction, such additional information, in addition to that set forth herein, about the business and financial condition of the Company and the terms and conditions of the Debentures and the Equity Interest as it has requested.

     11.4 Additional Representations. Each of Spring Capital and Argosy represents that (a) it is an "accredited investor" (as such term is defined in Rule 501 promulgated under the Securities Act), (b) its financial situation is such that it can afford to bear the economic risk of holding its respective Debenture and the Equity Interest for an indefinite period of time and suffer complete loss of its investment in the Debenture and the Equity Interest, and
(c) its knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its respective Debenture and the Equity Interest.

     11.5 Enforceability. This Agreement constitutes the legal, valid and binding obligation of each of Spring Capital and Argosy, enforceable against each of Spring Capital and Argosy in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights,
(b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of Section 2.9 of the Investor Rights Agreement of even date herewith may be limited by applicable laws. The execution, delivery and performance of this Agreement and the Investment Documents by Spring Capital and Argosy does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Spring Capital or Argosy, respectively, is a party or any judgment, order or decree to which Spring Capital or Argosy is subject.

     11.6 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Spring Capital or Argosy. Spring Capital and Argosy shall each pay, and hold the Company harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

                                   ARTICLE 12

                                  MISCELLANEOUS

     12.1 Non-Waiver. No course of dealing between a Holder and any other party hereto or any failure or delay on the part of a Holder in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of any Holder under this or any other applicable instrument. No single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

     12.2 Security Interest Not Impaired. The security interest of the Holders and their assigns shall not be impaired by a Holder's sale, hypothecation or re-hypothecation of a Debenture or any item of the Collateral, or by any indulgence, including, but not limited to: any renewal, extension, or modification which a Holder may grant with respect to the monetary Obligations or any part thereof; any surrender, compromise, release, renewal, extension, exchange, or substitution which a Holder may grant with respect to the Collateral or any portion thereof; or any indulgence granted in respect of any endorser, guarantor or surety. The purchaser, assignee, transferee or pledgee of the Debentures, Collateral, any guaranty, or any other Investment Document (or any of them), sold, assigned, transferred, pledged or repledged shall forthwith become vested with, and entitled to exercise, all powers and rights given by this Agreement to the Holders, as if said purchaser, assignee, transferee or pledgee were originally named in this Agreement in place of the Holders.

     12.3 Notices. All notices or communications under this Agreement or the Debentures shall be mailed, postage prepaid, or delivered to the following addresses (or to such other address as shall at any time be designated by any party in writing to the other parties):

To the Holders:     Spring Capital Partners, L.P.
                    The Latrobe Building, 5/th/ Floor
                    2 East Read Street
                    Baltimore, MD 21202

                    Argosy Investment Partners II, L.P.
                    950 West Valley Road,
                    Suite 2902, Wayne, PA 19087

With a copy to:     Cooley Godward LLP
                    One Freedom Square, Reston Town Center
                    11951 Freedom Drive
                    Reston, VA 20190
                    Attention: Thomas R. Salley, Esquire

To the Company:     InPhonic, Inc.
                    1010 Wisconsin Avenue, N.W.
                    Suite 250
                    Washington, D.C. 20007
                    Attention: David A. Steinberg

With a copy to:     Piper Marbury Rudnick & Wolfe LLP
                    1200 Nineteenth Street NW
                    Washington, DC 20036-2412
                    Attention: Charles A. Berardesco, Esquire

     Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the effectiveness or the date of delivery for any notice sent in accordance with the foregoing provisions. Each such notice, request or other communication shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of the messenger or the answer back being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by addressee upon presentation.

     12.4 Binding Agreement; Survival. This Agreement shall bind and inure to the benefit of Spring Capital, Argosy, and the Company, and except as otherwise expressly provided to the contrary herein, each of their respective heirs, successors and assigns. This Agreement and the rights of each Holder hereunder shall survive the Closing in accordance with the terms of this Agreement.

     12.5 Entire Agreement; Integration Clause. This Agreement, the Exhibits hereto and the other Investment Documents set forth the entire agreements and understandings of the parties hereto with respect to this transaction, and any prior agreements are hereby merged herein and terminated.

     12.6 No Oral Modification or Waivers. The terms herein may not be modified or waived orally, but only by an instrument in writing signed by the party against which enforcement of the modification or waiver (as the case may be) is sought.

     12.7 Relationship of the Parties; Advice of Counsel. This Agreement provides for the making of an investment by Spring Capital and Argosy, in each of their respective capacities as investors, to the Company, in its capacity as a borrower, and for the payment of interest and repayment of principal by the Company to each of Spring Capital and Argosy. The provisions herein for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of Spring Capital and Argosy to protect their interests as lenders in assuring payments of interest and repayment of principal, and nothing contained in this Agreement shall be construed as permitting or obligating Spring Capital or Argosy to act as financial or business advisors or consultants to the Company, as permitting or obligating Spring Capital or Argosy to control the Company or to conduct the Company's operations, as creating any fiduciary obligation on the part of Spring Capital or Argosy to the Company, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. Neither of Spring Capital or Argosy is (and neither shall be construed as) a partner, joint venturer, alter-ego, manager, controlling person, operator or other business participant of any kind of the Company; neither Spring Capital nor Argosy nor the Company intend that Spring Capital or Argosy assumes such status, and, accordingly, neither Spring Capital nor Argosy shall be deemed responsible for (or a participant in) any acts or omissions of any of the Company or any of its partners. The Company represents and warrants to Spring Capital and Argosy that it has had, or has had the opportunity to seek, the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and with respect to all matters contained herein.

     12.8  Controlling Law; Venue, etc.

           (a) Controlling Law. This Agreement and each of the other Investment Documents shall be governed by, and interpreted and construed in accordance with, the internal laws of the State of Maryland (without regard to its conflicts of law principles).

           (b) Venue. Venue for the adjudication of any claim or dispute arising out of this Agreement or any of the other Investment Documents shall be proper only in the state or federal courts of the State of Maryland, and all parties to this Agreement and the other Investment Documents hereby consent to such venue and agree that it shall not be inconvenient and not subject to review by any court other than such courts in Maryland.

           (c) Personal Jurisdiction, etc. The Company intends and agrees that the courts of the jurisdictions in which the Company is formed and in which the Company conducts its business should afford full faith and credit to any judgment rendered by a court of the State of Maryland against the Company under this Agreement and the other Investment Documents, and the Company intends and agrees that such courts should hold that the Maryland courts have jurisdiction to enter a valid, in personam judgment against the Company.

           (d) Personal Service. The Company, each other Investment Party and the Holders agree that service of any summons and complaint, and other process which may be served in any suit, action or other proceeding, may be made by mailing via U.S. certified or registered mail or by hand-delivering a copy of such process to the Company, such other Investment Party or the Holders (as applicable) at its address specified above.

           (e) Reliance. The Company and each other Investment Party all expressly acknowledge and agree that the provisions of this section are reasonable and made for the express benefit of each of the Holders.

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

         12.9 Waiver of Trial by Jury. Each party to this Agreement agrees that any suit, action or proceeding, whether claim, defense or counterclaim, brought or instituted by any party hereto or any successor or assign of any party on or with respect to this Agreement or any other Investment Document or which in any way relates, directly or indirectly, to the Debentures or any event, transaction or occurrence arising out of or in any way connected with this Agreement, the other Investment Documents or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH, OR THE OPPORTUNITY TO CONSULT WITH, COUNSEL OF ITS CHOICE.

         12.10 Costs and Fees Related to Enforcement or a Successful Defense. Without limiting the Holders' entitlements hereunder or under the terms of any of the other Investment Documents, the Company and its successors and assigns (each, a "Reimbursing Party"), hereby agree to reimburse the Holders for any and all costs and fees, including reasonable attorneys' fees and expenses, incurred by any of the Holders or their Affiliates in connection with: (a) any suit, action, claim or other activity of the Holders to collect the monetary Obligations or any portion thereof or to enforce any of the provisions of this Agreement or any other Investment Document against such Reimbursing Party in which such Reimbursing Party does not prevail with respect to substantially all of its or his claim; and (b) any suit, action, claim or other liability asserted against any of the Holders or their Affiliates by such Reimbursing Party in which such Reimbursing Party does not prevail with respect to substantially all of its or his claim.

         12.11 Independent Covenant to Make Payments. The payment and performance by the Company and any other Investment Party of all of the monetary Obligations shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim the Company or any other Investment Party might otherwise have against any of the Holders, and the Company and each other Investment Party shall pay and perform all of the monetary Obligations (to the extent applicable to him or it), free of any deductions and without abatement, diminution, recoupment, counterclaim or set-off. Until payment in full of all of the monetary Obligations, the Company shall: (a) not suspend or discontinue any payments required pursuant to the Debentures, this Agreement or any other Investment Documents; and (b) perform and observe all of the other terms and provisions of all of the Investment Documents.

         12.12 Headings. The headings of the paragraphs and sub-paragraphs of this Agreement and the other Investment Documents are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or the other Investment Documents.

         12.13 Severability. To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this Agreement shall remain unchanged and in full force and effect.

         12.14 Agreement Between Holders.

               (a) Lead Investor - Duties. The Holders hereby designate Spring Capital as lead investor (the "Lead Investor") with power to make non-material changes or non-material waivers hereunder on behalf of all of the Holders, but only upon unanimous written consent of the Holders. All material changes or waivers, including but not limited to any modification, waiver or other change affecting this Agreement or any of the other Investment Documents, as the case may be, shall be made only upon written approval of each of the Holders.

               (b) Lead Investor - No Representation. Regardless of any other provisions of this Section 12.14, neither the Lead Investor nor any other Holder is acting on behalf of any other Holder or on behalf of the Company or any Investment Party as agent, broker, dealer, affiliate or underwriter. The Lead Investor makes no representation as to accuracy or completeness of any information or warranty stated herein. The Lead Investor's investigations, if any, have been for the sole purpose of making its own investment decision, and no such investigation or decision may be relied on by another investor.

               (c) Equal Rights Among Holders. Notwithstanding the appointment of a Lead Investor, the right to receive payments under this Agreement, the Debentures and the other documents contemplated herein, and the Equity Interest provided herein and pursuant to the Warrants, the Additional Warrants and the Redemption Warrants, as the case may be, shall be shared ratably among the Holders according to their allocation of the amounts advanced under the Debentures and the Equity Interest issuable under the Warrants, the Additional Warrants and the Redemption Warrants, as the case may be. In this regard, any Holder receiving a prepayment or other benefit disproportionate to its ratable share therefor shall receive the same in trust for the other Holders and immediately deliver the same to such other Holders.

         12.15 Counterparts. This Agreement may be executed in as many counterpart copies as may be required. It shall not be necessary that the signature of, or on behalf of, each party appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties.

                            [SIGNATURE PAGE FOLLOWS]

     In Witness Whereof, the undersigned have executed and delivered this Investment Agreement as of the day and year first above written.

                             COMPANY:

                             InPhonic, Inc.,
                             a Delaware corporation


                             By: /s/ David A. Steinberg
                                 _______________________________________________
                                 David A. Steinberg,
                                 Chief Executive Officer

                             HOLDERS:

                             SPRING CAPITAL PARTNERS, L.P.

                             By: Spring Capital Investors, LLC
                                   Its General Partner


                             By: /s/ Robert McE. Stewart
                                 _______________________________________________
                                 Robert McE. Stewart,
                                 Member


                             ARGOSY INVESTMENT PARTNERS II, L.P.,
                             a Pennsylvania limited partnership

                             By: Argosy Associates II, L.P., its general partner
                             By: Argosy Associates II, Inc., its general partner


                             By:  /s/ Kirk B. Griswold
                                  ______________________________________________
                             Name:______________________________________________
                                  Vice President








                    [Signature Page to Investment Agreement]

                                List of Exhibits

Document                                                             Exhibit

Commercial Tort Claims                                               1.1
Spring Capital Debenture                                             2.1(a)
Argosy Debenture                                                     2.1(b)
Security Agreement                                                   2.2(a)
UCC-1 Financing Statements                                           2.2(b)
Landlord Waivers                                                     2.2(c)
Collateral Assignment of Life Insurance                              2.2(d)
Collateral Assignment of Intellectual Property                       2.2(e)
Spring Capital Stock Purchase Warrant                                2.4(a)(i)
Argosy Stock Purchase Warrant                                        2.4(a)(ii)
Investor Rights Agreement Amendment                                  2.7(c)(iii)
Co-Sale Agreement Amendment                                          2.7(c)(iv)
Opinion of the Company's Counsel                                     2.7(c)(v)
Company's Constituent Documents                                      3.1
Company's Qualifications to Do Business                              3.2
Company's Resolutions                                                3.3
Litigation Schedule                                                  3.5
Tax Returns                                                          3.10
Audited Financials                                                   3.11(a)
Interim Financials                                                   3.11(b)
List of Material Leases                                              3.13
List of Material Contracts                                           3.14
Business Plan                                                        3.15
Projections                                                          3.16
List of Officers, Directors and Affiliates of the Company            3.19
Description of Ownership and Control of the Company                  3.21
Material Change                                                      3.22
List of Employee Benefit Plans                                       3.25
Collective Bargaining                                                3.26
List of Employment/Compensation Contracts                            3.27
List of Insurance Policies and Binders                               3.28
Licenses                                                             3.29
Subsidiaries                                                         3.30
Intellectual Property                                                3.31
SBA Form 480                                                         3.32(a)
SBA Form 652                                                         3.32(b)
SBA Form 1031                                                        3.32(c)
SBA Economic Impact Assessment Form                                  3.32(d)
Financial Ratios and Covenants                                       4.24
Additional Warrants                                                  4.25(i)
Other Indebtedness Acknowledged by Holders                           5.10

                                Table of Contents

                                                                                                 Page
ARTICLE 1    DEFINITIONS .....................................................................      1

         1.1    Definitions ..................................................................      1

ARTICLE 2    TERMS OF INVESTMENT .............................................................     10

         2.1    Investment ...................................................................     10

         2.2    Collateral ...................................................................     10

         2.3    Prepayment ...................................................................     11

         2.4    Warrants .....................................................................     11

         2.5    Attorney-in-Fact .............................................................     12

         2.6    Closing. .....................................................................     12

         2.7    Conditions Precedent to the Obligations of Spring Capital and Argosy .........     12

ARTICLE 3    REPRESENTATIONS AND WARRANTIES ..................................................     14

         3.1    Organization; Good-Standing ..................................................     14

         3.2    Qualification ................................................................     14

         3.3    Power and Authority ..........................................................     14

         3.4    Enforceability ...............................................................     14

         3.5    Litigation ...................................................................     15

         3.6    Orders; Decrees; Judgments ...................................................     15

         3.7    Non-Contravention ............................................................     15

         3.8    Company's Business ...........................................................     15

         3.9    Title ........................................................................     15

         3.10   Taxes ........................................................................     15

         3.11   Financial Condition ..........................................................     16

         3.12   Solvency .....................................................................     16

         3.13   Material Leases ..............................................................     17

         3.14   Material Contracts ...........................................................     17

         3.15   Other Document Representations ...............................................     18

         3.16   Projections ..................................................................     18

         3.17   No Untrue Statements or Material Omissions ...................................     18

         3.18   Management History ...........................................................     18

         3.19   Company Officers, Directors, and Affiliates ..................................     18

                               Table Of Contents
                                  (continued)

                                                                                  Page
     3.20   Other Debts. .......................................................    18

     3.21   Ownership and Control. .............................................    18

     3.22   No Material Change. ................................................    19

     3.23   No Side Agreements. ................................................    19

     3.24   Legal Compliance. ..................................................    19

     3.25   Employee Benefit Matters. ..........................................    20

     3.26   Collective Bargaining. .............................................    21

     3.27   Employees. .........................................................    21

     3.28   Insurance. .........................................................    21

     3.29   Licenses. ..........................................................    21

     3.30   Subsidiaries. ......................................................    21

     3.31   Intellectual Property. .............................................    21

     3.32   SBA Forms and Representations. .....................................    22

     3.33   Investment Company Act Representations. ............................    22

ARTICLE 4     AFFIRMATIVE COVENANTS ............................................    22

     4.1    Monthly Financials. ................................................    22

     4.2    Quarterly Financials. ..............................................    23

     4.3    Certification of Non-Default. ......................................    23

     4.4    Annual Audit. ......................................................    23

     4.5    Projected Financials. ..............................................    23

     4.6    Notice of Filings. .................................................    23

     4.7    Notice of Litigation, etc. .........................................    23

     4.8    Notice of Defaults or Judgments. ...................................    24

     4.9    Insurance. .........................................................    24

     4.10   Use of Proceeds. ...................................................    24

     4.11   Payments and Obligations to the Holders. ...........................    24

     4.12   Other Debts; Taxes. ................................................    24

     4.13   Information Requests. ..............................................    25

     4.14   Credit Checks; Access to Records. ................................      25

     4.15   Maintain Copies; Financing Statements. ...........................      25

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

                               Table Of Contents
                                  (continued)

                                                                                  Page
     4.16   Maintain Existence..................................................    25

     4.17   Protect the Collateral..............................................    25

     4.18   Common Stock Reserves...............................................    25

     4.19   Replacement of Warrants.............................................    26

     4.20   Intellectual Property...............................................    26

     4.21   Board Meetings and Observation Rights...............................    26

     4.22   Key Man Insurance...................................................    26

     4.23   Director and Officer Liability Insurance............................    26

     4.24   Financial Ratios and Covenants......................................    26

     4.25   Other Post-Closing Affirmative Covenants............................    27

ARTICLE 5       NEGATIVE COVENANTS..............................................    28

     5.1    Change of Capital Structure.........................................    28

     5.2    No Adverse Provisions...............................................    28

     5.3    Distributions.......................................................    28

     5.4    Dissipation of Assets...............................................    28

     5.5    No Encumbrances.....................................................    29

     5.6    Prepayments.........................................................    29

     5.7    Inside Transactions.................................................    29

     5.8    Change of Business, Etc.............................................    29

     5.9    Judgments...........................................................    29

     5.10   Additional Debts and Liabilities....................................    29

     5.11   Major Expenditures..................................................    30

     5.12   No Adverse Actions..................................................    30

ARTICLE 6       FEES, EXPENSES AND INDEMNIFICATION..............................    30

     6.1    Fees and Expenses of the Holders....................................    30

     6.2    Other Fees and Expenses.............................................    30

     6.3    Indemnification.....................................................    31

     6.4    Survival; Timing of Payments........................................    31

     6.5    Third Party Claim Procedures........................................    32

ARTICLE 7       DEFAULT PROVISIONS..............................................    32

                               Table Of Contents
                                  (CONTINUED)

                                                                                                       Page
     7.1    Monetary Defaults. .......................................................................   32

     7.2    Other Breaches. ..........................................................................   32

     7.3    Misrepresentation. .......................................................................   32

     7.4    Loss of Key Employee. ....................................................................   33

     7.5    Act of Bankruptcy or Dissolution; ERISA. .................................................   33

     7.6    Final Judgments. .........................................................................   33

     7.7    Other Investment Document Defaults. ......................................................   33

     7.8    Other Defaults Generally. ................................................................   33

ARTICLE 8      CERTAIN REMEDIES ......................................................................   33

     8.1    Acceleration. ............................................................................   33

     8.2    Post Default Interest. ...................................................................   34

     8.3    Sale of Collateral, Etc. .................................................................   34

     8.4    Costs. ...................................................................................   34

     8.5    Remedies Non-Exclusive. ..................................................................   34

ARTICLE 9      (INTENTIONALLY OMITTED) ...............................................................   34

aRTICLE 10     RIGHTS OF HOLDERS .....................................................................   34

     10.1   Personal Gain upon Transfer of the Company's Business. ...................................   34

     10.2   Redemption Rights. .......................................................................   35

ARTICLE 11     REPRESENTATIONS, WARRANTIES AND COVENANTS OF spring capital AND ARGOSY ................   36

     11.1   Purchase Without View to Distribute. .....................................................   36

     11.2   Restrictions on Transfer. ................................................................   36

     11.3   Access to Information. ...................................................................   36

     11.4   Additional Representations. ..............................................................   37

     11.5   Enforceability. ..........................................................................   37

     11.6   Brokerage. ...............................................................................   37

ARTICLE 12     MISCELLANEOUS .........................................................................   37

     12.1   Non-Waiver. ..............................................................................   37

     12.2   Security Interest Not Impaired. ..........................................................   37

     12.3   Notices. .................................................................................   38

                               Table Of Contents
                                  (CONTINUED)

                                                                                                Page
     12.4   Binding Agreement; Survival. .....................................................    38

     12.5   Entire Agreement; Integration Clause. ............................................    39

     12.6   No Oral Modification or Waivers. .................................................    39

     12.7   Relationship of the Parties; Advice of Counsel. ..................................    39

     12.8   Controlling Law; Venue, etc. .....................................................    39

     12.9   Waiver of Trial by Jury. .........................................................    40

     12.10  Costs and Fees Related to Enforcement or a Successful Defense. ...................    40

     12.11  Independent Covenant to Make Payments. ...........................................    40

     12.12  Headings. ........................................................................    41

     12.13  Severability. ....................................................................    41

     12.14  Agreement Between Holders. .......................................................    41

     12.15  Counterparts. ....................................................................    42